Exhibit 2.1

KING DIGITAL ENTERTAINMENT PUBLIC LIMITED COMPANY

ACTIVISION BLIZZARD, INC.

ABS PARTNERS C.V.

TRANSACTION AGREEMENT

William Fry

Solicitors

2 Grand Canal Square

Dublin 2

www.williamfry.com

CONTENTS

1.	INTERPRETATION	1

2.	RULE 2.5 ANNOUNCEMENT AND SCHEME DOCUMENT	15

3.	IMPLEMENTATION OF THE SCHEME	16

4.	RULE 15 PROPOSALS	23

5.	KING AND AB CONDUCT	30

6.	WARRANTIES	34

7.	ADDITIONAL AGREEMENTS	44

8.	COMPLETION OF ACQUISITION	54

9.	TERMINATION	55

10.	GENERAL	57

Schedule 1 – King Conduct		63

Annex: Rule 2.5 Announcement		68

THIS AGREEMENT is made on November 2, 2015

BETWEEN:

KING DIGITAL ENTERTAINMENT PUBLIC LIMITED COMPANY

a company incorporated in Ireland

with registered number 529753

having its registered office at

6th Floor, 2 Grand Canal Square, Dublin 2, Ireland

(hereinafter called “King”)

ACTIVISION BLIZZARD, INC.,

a corporation incorporated in the

State of Delaware

(hereinafter called “AB”)

-and-

ABS PARTNERS C.V.

a partnership formed in The Netherlands and a wholly-owned

Subsidiary of AB

(hereinafter called “AB Sub”)

RECITALS:

A.                                             AB has agreed to make a proposal to cause AB Sub to acquire King on the terms set out in the Rule 2.5 Announcement (as defined below).

B.                                             This Transaction Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) that have been agreed by the Parties (as defined below).

C.                                             The Parties intend that the Acquisition will be implemented by way of the Scheme (as defined below), although this may, subject to the consent of the Panel (where required), be switched to a Takeover Offer (as defined below) in accordance with the terms set out in this Agreement.

THE PARTIES AGREE as follows:

1.                                      Interpretation

1.1                               Definitions

In this Agreement, including the Recitals, the following words and expressions shall have the meanings set opposite them:

“AB”, shall have the meaning given to that term in the Preamble;

“AB Board”, the board of directors of AB;

“AB Bylaws”, shall have the meaning given to that term in Clause 6.2.1;

“AB Certificate of Incorporation”, shall have the meaning given to that term in Clause 6.2.1;

“AB Confidentiality Agreement”, the confidentiality agreement between King and AB dated April 20, 2015 as amended by agreement between AB and King dated May 26, 2015 and as it may be further amended in writing by AB and King from time to time;

“AB Executive Service Agreement”, the Service Agreement between AB and each of the CEO, COO, CCO and certain other executives of King, having effect from the Completion Date;

“AB Financing Information”, shall have the meaning given to that term in Clause 3.4.3;

“AB Group”, collectively, AB and all of its Subsidiaries, including AB Sub;

“AB Parties”, collectively, AB and AB Sub;

“AB Reimbursement Payment”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“AB Shares”, shares of common stock of AB, par value $0.000001 per share;

“AB Sub”, shall have the meaning given to that term in the Preamble;

“Accelerated EMI Option Shares”, shall have the meaning given to that term in Clause 4.2.1;

“Accelerated Linked Options”, shall have the meaning given to that term in Clause 4.3.2;

“Accelerated Restricted Shares”, shall have the meaning given to that term in Clause 4.7.1;

“Acquisition”, the proposed acquisition by AB Sub of King by means of the Scheme (to be described in the Rule 2.5 Announcement) or a Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or, in accordance with Rule 41.3 of the Takeover Rules, such Takeover Offer) as provided for in this Agreement;

“Act”, the Companies Act 2014 and all enactments which are to be read as one with, or construed or read together as one with, the Companies Act 2014;

“Acting in Concert”, shall have the meaning given to that term in the Takeover Panel Act;

“Action”, any lawsuit, claim, complaint, action or proceeding before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.1.4(a);

“Assumed Non-Executive Director Share Option”, shall have the meaning given to that term in Clause 4.9.2;

“Assumed Performance Option”, shall have the meaning given to that term in Clause 4.5.1;

“Assumed RSU Award”, shall have the meaning given to that term in Clause 4.8.1;

“Assumed Share Option”, shall have the meaning given to that term in Clause 4.4.2;

“Assumed Under-water Option”, shall have the meaning given to that term in Clause 4.6.1;

“Applicable Courts”, shall have the meaning given to that term in Clause 10.14.3;

“Business Day”, any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cancellation Record Time”, the date and time specified in the Scheme Document as being the “Cancellation Record Time”;

“Capitalization Date”, shall have the meaning given to that term in Clause 6.1.3(a);

“Cashless Option Exercise”, the exercise of a King Option in connection with the Acquisition by means of a cashless exercise facility pursuant to which the Optionholder shall (i) direct King that such option, to the extent vested and exercisable, be exercised immediately prior to the Effective Time and conditional upon the Scheme becoming effective, and that the King Shares issued to him upon such exercise be disposed of in the Acquisition, (ii) irrevocably undertake to pay King the applicable option exercise price, (iii) acknowledge that applicable Taxes will be deducted from the Consideration payable to him in respect of the King Shares issued upon such exercise, and (iv) direct AB to deduct the applicable option exercise price from such Consideration and pay it to King on his behalf;

“CCO” the Chief Creative Officer of King on the date hereof;

“CEO”, the Chief Executive Officer of King on the date hereof;

“Chief Technology Officer”, the individual with such title listed in Section 1.1 of Part A of the King Disclosure Letter;

“Clawback Right”, the right of AB, exercisable by written notice within 28 days after the date on which an individual ceases employment with the AB Group for any reason, to require the individual to pay the EMI Option Clawback Amount or the Good Reason Leaver Clawback Amount, by means of setting off such amount against the after-tax amount of any salary, profit share bonus or other payment due by the AB Group to such individual or from the proceeds of any award over AB Shares held by or beneficially owned by such individual or the sale of AB Shares subject to such award or, in the absence of such set-off being possible, by demanding payment of the EMI Option Clawback Amount or the Good Reason Leaver Clawback Amount in cash within 14 days after notice of such demand is received by the individual;

“Clearances”, all consents, licenses, authorizations, clearances, approvals, permissions, permits, non-actions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“Completion”, completion of the Acquisition;

“Completion Date”, shall have the meaning given to that term in Clause 8.1.1;

“Concert Parties”, in relation to any Party, such persons as are deemed to be Acting in Concert with that Party pursuant to Rule 3.3 of Part A of the Takeover Rules and such persons as are Acting in Concert with that Party;

“Conditions”, the conditions to the Scheme and the Acquisition set forth in Part A of Appendix 1 to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Consideration”, $18.00 per King Share;

“Contract”, any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy or other similar legally binding commitment or undertaking of any nature;

“COO”, the Chief Operating Officer of King on the date hereof;

“Copyrights”, any and all US and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof, applications therefor, and renewals, extensions and reversions thereof (including moral and economic rights, however denominated);

“Core Trademark”, the word and logo Trademarks for core King goods and services for the titles of the Material King Products offered by King as of the date hereof;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 450 of the Act;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the related reduction of capital that forms part of it under Sections 84 and 85 of the Act;

“Customer Associate Assignment Agreements”, the policies requiring each King Associate who is or was involved in the development of material Intellectual Property for any member of the King Group to execute proprietary information, confidentiality and assignment agreements appropriate for the jurisdiction in which such King Associate resides and works;

“Databases”, shall have the meaning given to that term in the definition of Intellectual Property;

“Domain Names”, shall have the meaning given to that term in the definition of Intellectual Property;

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies;

“EGM”, the extraordinary general meeting of King Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the Scheme Meeting shall have been concluded or adjourned (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of King, changes to the Articles of Association of King and such other matters as King reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of AB (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Scheme or the Acquisition;

“EMI Option”, a Pre-IPO King Option granted under Schedule 5 Income Tax (Earnings and Pensions) Act 2003 (Enterprise Management Incentive) of the United Kingdom;

“EMI Option Agreement”, the agreement or agreements governing an EMI Option;

“EMI Option Clawback Amount”, the Consideration, net of (i) the Tax Payment Amount, and (ii) the applicable option exercise price, paid to an individual in respect of EMI Option Clawback Shares;

“EMI Option Clawback Shares”, the number of Accelerated EMI Option Shares for which the EMI Option would not have been vested and exercisable on the date of the EMI Optionholder’s cessation of employment with the AB Group, in accordance with the vesting provisions set out in the EMI Option Agreement (save to the extent, if any, varied by the EMI Optionholder’s AB Executive Service Agreement) and determined without regard to any acceleration effected pursuant to this Agreement;

“EMI Optionholder”, the holder of an EMI Option;

“Encumbrance”, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, pre-emptive right, community property interest or other similar restriction on (i) the voting of any security; (ii) the possession or transfer of any security or other asset; (iii) the receipt of any income derived from any asset; or (iv) use of any asset;

“End Date”, the date that is six months after the date hereof or, if later, the date that is four months after AB’s election to implement the Acquisition by way of a Takeover Offer pursuant to Clause 3.6; provided, that if as of such date all Conditions (other than Conditions 2.3, 2.4, 3.1.1, 3.1.2 and 3.6) have been satisfied (or, in the sole discretion of the applicable Party, waived (where permissible)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where permissible)) if the Acquisition were completed on such date, the “End Date” shall be the date that is nine months after the date hereof (or such earlier date as may be specified by the Panel, or such later date as AB Sub and King may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow);

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“Escrow Payment Terms”, shall have the meaning given to that term in Clause 4.3.4;

“EU Merger Regulation”, Council Regulation (EC) No. 139/2004;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Ratio”, shall have the meaning given to that term in Clause 4.4.2;

“Executive Officers”, the executive officers of King listed in Section 1.1 of Part A of the King Disclosure Letter;

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated the date hereof between AB and King, the terms of which have been approved by the Panel;

“Final Recommendation Change Notice”, shall have the meaning given to that term in Clause 5.2.5;

“Financing”, third-party debt financing provided to any member of the AB Group for the purposes of financing the Transactions;

“Financing Sources”, the entities that have committed to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, and together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such entity, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing, but excluding in each case for the avoidance of doubt:

(a)                                 the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; and

(b)                                 Goldman, Sachs & Co. solely in its capacity as financial advisor to AB in respect of the cash confirmation to be provided in the Rule 2.5 Announcement and Scheme Document in accordance with the requirements of the Takeover Rules;

“Good Reason Accelerated Options”, shall have the meaning given to that term in Clause 4.11;

“Good Reason Accelerated RSUs”, shall have the meaning given to that term in Clause 4.11;

“Good Reason Leaver”, shall have the meaning given to that term in Clause 4.11;

“Good Reason Leaver Clawback Amount”, the Consideration, net of (i) the Tax Payment Amount, and (ii) in relation to a King Option, the applicable option exercise price, paid to an individual in respect of Good Reason Leaver Clawback Shares;

“Good Reason Leaver Clawback Shares”, the number of King Shares equal to the aggregate of (i) the number of Good Reason Accelerated RSUs and (ii) the number of King Shares subject to Good Reason Accelerated Options (, that would not have been vested and exercisable, respectively, in accordance with the vesting provisions set out in the King Award Agreements or the Good Reason Leaver Service Agreement, and without regard to any acceleration effected pursuant to this Agreement, on the date prior to the expiration of the Transition Period on which the Good Reason Leaver’s employment with the AB Group ceases;

“Good Reason Leaver Service Agreement”, shall have the meaning given to that term in Clause 4.11;

“Governmental Authorisation”, any consent, approval, order, waiver, permit, license, permission, clearance, registration, qualification or authorisation issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Law (including any of the foregoing that relate to export control);

“Governmental Body”, any Irish, United States, foreign or supranational, federal, state, local or other governmental or regulatory authority or agency in any jurisdiction;

“High Court”, the High Court of Ireland;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“IASB”, the International Accounting Standards Board;

“IFRS”, international financial reporting standards, as issued by the IASB;

“Indebtedness”, any and all (i) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) amounts owed with respect to drawn letters of credit, (iii) cash overdrafts, and (iv) outstanding guarantees of obligations of the type described in clauses (i) through (iii) above;

“Individual Option and Subscription Agreement”, the agreement or agreements governing a Pre-IPO King Option and a subscription for King Linked Shares in respect of that option;

“Intellectual Property”, any and all: (i) Technology; (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) models, devices, prototypes, schematics and development tools; (iv) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”); (v) databases and other compilations and collections of data or information (“Databases”); (vi) any and all US and foreign trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (vii) domain names, uniform resource locators and other names and locators associated with the Internet including social media accounts (“Domain Names”); and (viii) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information;

“Intellectual Property Rights”, any and all rights, licenses, entitlements and interests, whether registered or unregistered or capable of registration, in and to any and all Intellectual Property;

“Ireland”, the island of Ireland, excluding the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland, and the word “Irish” shall be construed accordingly;

“King”, shall have the meaning given to that term in the Preamble;

“King 2014 Plan”, the King Digital Entertainment plc 2014 Equity Incentive Plan;

“King Associate”, any current employee, independent contractor, consultant or director of or to any member of the King Group;

“King Alternative Proposal”, any bona fide proposal or bona fide offer, which proposal or offer may be subject to due diligence, definitive documentation or both, made by any person (other than a proposal or offer pursuant to Rule 2.5 of the Takeover Rules by AB or any of its Concert Parties) for:

(a)                                 a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving King that, if consummated, would result in any Person beneficially owning shares with more than 20% of the voting power of King,

(b)                                 the direct or indirect acquisition by any Person of more than 20% of the value of the assets of the King Group, taken as a whole, or

(c)                                  the direct or indirect acquisition by any Person of more than 20% of the voting power or the issued share capital of King, including any offer or exchange offer that if consummated would result in any Person beneficially owning shares with more than 20% of the voting power of King;

“King Award Agreement”, with respect to each King Option, King Linked Option, EMI Option, King RSU Award and King Restricted Share Award, the Pre-IPO Option Agreement, 2014 Plan Option Agreement, King Linked Option Agreement, EMI Option Agreement, RSU Award Agreement or Restricted Share Award Agreement, respectively, governing such option or award, as in effect immediately prior to the Effective Time;

“King Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not any such plan is subject to ERISA), any pension plan, and any bonus, incentive, deferred compensation, vacation, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by any member of the King Group;

“King Board”, the board of directors of King from time to time and for the time being;

“King Change of Recommendation”, shall have the meaning given to that term in Clause 5.2.4;

“King Disclosure Letter”, the disclosure letter delivered by King to AB on the date hereof;

“King Employee”, an employee of any member of the King Group who remains employed after the Effective Time;

“King Group”, King and all of its Subsidiaries;

“King Indemnified Parties” and “King Indemnified Party”, shall have the meaning given to those terms in Clause 7.2.1;

“King Intellectual Property”, any and all Intellectual Property Rights that are owned (solely or jointly) by, or exclusively licensed to, any member of the King Group (or that any member of the King Group claims or purports to own);

“King Linked Option”, a Pre-IPO King Option in respect of which the Optionholder holds King Linked Shares immediately prior to the Effective Time, excluding the King Under-water Option;

“King Linked Option Agreement”, the agreement or agreements governing a King Linked Option and King Linked Shares;

“King Linked Optionholder”, the holder of a King Linked Option;

“King Linked Share”, a King Share held by an individual that is expressed in the letter of allotment issued by King in respect of such King Share to be a “Linked Share” for purposes of a specified Pre-IPO King Option;

“King Linked Shares”, King Shares that are not transferable by the holder and are held subject to the terms of an Individual Option and Subscription Agreement;

“King Memorandum and Articles of Association”, King’s memorandum and articles of association as filed with the Companies Registration Office in Dublin;

“King Non-Executive Director”, a non-executive member of the King Board as of immediately prior to the Effective Time;

“King Option”, a Pre-IPO King Option or an option to subscribe for King Shares granted under the King 2014 Plan;

“King Performance Option”, the Pre-IPO King Option granted to each of the CCO, CEO and COO on January 31, 2014, with respect only to the Type B Option Shares described in Schedule 1, Part B, to the King Award Agreement;

“King Performance Optionholder”, the holder of a King Performance Option;

“King Product”, any current product or service made, sold or licensed by any member of the King Group;

“King Product Software”, any Software in which the Copyrights are owned (or claimed or purported to be owned) by any member of the King Group and contained or included in, or provided with any King Product;

“King Profit Sharing Plan”, shall have the meaning given to that term in Clause 7.3.3;

“King Relevant Employee”, an employee of any member of the King Group with a title of Senior Vice President or above;

“King Restricted Share Award”, an award of King Shares (other than King Linked Shares) that were acquired by means of subscription and, as of the Effective Time, are subject to restrictions, including restrictions on transfer and/or a risk of forfeiture;

“King RSU”, a restricted stock unit issued under the King 2014 Plan, including a restricted stock unit issued to an employee of King in China that by its terms is to be settled only in cash;

“King RSU Award”, an award of King RSUs;

“King SEC Documents”, all forms, documents and reports (including exhibits and other information incorporated therein) filed or furnished by King with the SEC;

“King Share Awards”, the King RSU Awards and the King Restricted Share Awards;

“King Share Plans”, the King 2014 Plan, the Pre-IPO Option Agreements, the Restricted Share Award Agreements and the Individual Option and Subscription Agreements;

“King Shareholder Approval”,

(a)                                 the approval of the Scheme Meeting Resolution by a majority in number of King Shareholders representing at least 75% or more in value of King Shares held by such King Shareholders, present and voting either in person or by proxy, at the requisite Scheme Meeting (or at any adjournment of such meeting); and

(b)                                 the EGM Resolutions being duly passed by the requisite majorities of King Shareholders at the EGM (or at any adjournment of such meeting);

“King Shareholders”, the holders of King Shares;

“King Shares”, the existing unconditionally allotted or issued and fully paid ordinary shares with a nominal value of US$0.00008 each in the capital of King and further such shares which are unconditionally allotted or issued before the date on which the Scheme is declared effective;

“King Superior Proposal”, a written bona fide King Alternative Proposal (where each reference to 20% set forth in the definition of such term shall be deemed to refer to 51%, but provided that such King Alternative Proposal may not be subject to due diligence or definitive documentation (other than the execution thereof)) that the King Board determines in good faith (after consultation with King’s financial advisors and outside legal counsel) is more favourable to the King Shareholders than the Transactions, taking into account such financial, regulatory, legal, structuring, timing and other aspects of such proposal as the King Board considers to be appropriate;

“King Under-water Option”, the Pre-IPO King Option granted to the COO on January 31, 2014, having an exercise price of $31.37 per King Share and in respect of which the COO holds King Linked Shares;

“Knowledge”, the knowledge, after due inquiry, of the Executive Officers and all King Relevant Employees, provided, that for purposes of Clause 6.1.12, “Knowledge” shall mean the knowledge, after due inquiry, of the Executive Officers and the Chief Technology Officer of King;

“Law”, any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, agency requirement, license, permit, edict, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body or Relevant Authority (or under the authority of NASDAQ or the NYSE, as applicable);

“Linked Share Release”, shall have the meaning given to that term in Clause 4.3.1;

“Loss”, shall have the meaning given to that term in Clause 7.4.2.

“Material Contracts”, the Contracts described in Clauses 6.1.9(a)(i) and (ii);

“Material King Products”, the following games: Candy Crush Saga, Farm Heroes Saga, Pet Rescue Saga, Candy Crush Soda Saga and Bubble Witch 2 Saga;

“Most Recent Balance Sheet”, the unaudited consolidated balance sheet of King and its consolidated Subsidiaries as of June 30, 2015 included in King’s Form 6-K furnished with the SEC on August 14, 2015;

“NASDAQ”, shall have the meaning given to that term in Clause 4.4.2;

“New Plans”, shall have the meaning given to that term in Clause 7.3.4;

“Notice Period”, shall have the meaning given to that term in Clause 5.2.5;

“NYSE”, the New York Stock Exchange;

“Old Plans”, shall have the meaning given to that term in Clause 7.3.4;

“Open Source Software”, Software or similar subject matter that is generally available under any license approved by the Open Source Initiative, or that meets the Open Source Definition (www.opensource.org/osd.html) or the Free Software Definition (http://www.gnu.org/philosophy/free-sw.html), such as the GNU General Public License, GNU Lesser General Public License, Apache License, New BSD License, MIT License, and Common Public License;

“Optionholder”, the holder of a King Option;

“Orders”, shall have the meaning given to that term in Clause 6.1.6;

“Organisational Documents”, articles of association, articles of incorporation, certificate of incorporation or bylaws or other equivalent organisational document, as appropriate;

“Panel”, the Irish Takeover Panel;

“Parties”, King, AB and AB Sub, and “Party” shall mean either King, on the one hand, or AB or AB Sub (whether individually or collectively), on the other hand (as the context requires);

“Patents”, any and all US and foreign patent rights, including all: (i) patents (including utility, utility model, plant and design patents, and certificates of invention); (ii) patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon; (iii) patents-of-addition, reissues, re-examinations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (iv) foreign counterparts of any of the foregoing;

“Permitted Encumbrances”, any Encumbrance:

(a)                                 for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or which may hereafter be paid without penalty or for which adequate accruals or reserves have been established in accordance with IFRS (where required);

(b)                                 which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice;

(c)                                  which is disclosed on the most recent consolidated balance sheet of King (or AB, as the context requires) or notes thereto or securing liabilities reflected on such balance sheet;

(d)                                 which was incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of King (or AB, as the context requires); or

(e)                                  which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used;

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Petition”, the petition to the High Court seeking the Court Order;

“Pre-IPO King Option”, an option to subscribe for King Shares granted prior to March 26, 2014;

“Pre-IPO Option Agreement”, the agreement or agreements governing a Pre-IPO King Option;

“Registered IP”, all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by any Governmental Body, including all patented Technology, registered Copyrights, registered Trademarks, Domain Names and all applications for any of the foregoing;

“Registrar of Companies”, the Registrar of Companies in Dublin, Ireland as defined in Section 2 of the Act;

“Regulation S-X”, shall have the meaning given to that term in Clause 7.4.1(c);

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Release” or “Released”, in relation to King Linked Shares means all restrictions on the transfer of the King Linked Shares that apply pursuant to the King Linked Option Agreement ceasing to so apply;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court and the SEC;

“Representatives”, in relation to any person, the directors, officers, employees, agents (excluding any brand licensing agents), investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Restricted Share Award Agreement”, the agreement or agreements evidencing a King Restricted Share Award;

“Restricted Share Award Holder”, the holder of a King Restricted Share Award;

“RSU Award Agreement”, the agreement or agreements governing a King RSU Award;

“RSU Award Holder”, the holder of a King RSU Award;

“Rule 2.5 Announcement”, the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules, a copy of which is annexed to this Agreement;

“Rule 15 Proposals”, the proposals required to be made pursuant to Rule 15 of the Takeover Rules to holders of King Options and King Share Awards;

“Sanction Date”, the date of sanction of the Scheme pursuant to Section 449 to 455 of the Act and confirmation of the related reduction of capital involved therein by the High Court;

“Scheme”, the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to this Agreement, on the terms (including the Conditions) and for the consideration set out in Rule 2.5 Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing, including any revision thereof as may be so agreed between the Parties;

“Scheme Document”, a document comprising the scheme document (including any amendments or supplements thereto) to be distributed to King Shareholders and, for information only, to holders of King Options or King Share Awards, containing:

(a)                                 the Scheme;

(b)                                 the notice or notices of the Scheme Meeting and the EGM;

(c)                                  an explanatory statement as required by Section 452 of the Act with respect to the Scheme;

(d)                                 such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Takeover Rules; and

(e)                                  such other information as King and AB shall agree, each acting reasonably;

“Scheme Meeting”, the meeting or meetings of the King Shareholders or, if applicable, any class of King Shareholders (as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the King Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution”, the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of King and AB, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to;

“Scheme Recommendation”, the unanimous recommendation of the King Board that King Shareholders vote in favour of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X;

“Software”, all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized Databases, including all data and information included in such Databases; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing; and (v) documentation associated with any of the foregoing;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.2.5;

“Takeover Offer”, an offer in accordance with Clause 3.6 for the entire issued and to be issued share capital of King, including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Documents;

“Takeover Offer Documents”, if following the date hereof, AB elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the documents to be dispatched to King Shareholders and others by AB Sub containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer, and as amended in such manner as AB and King shall determine, and the Panel shall agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about AB, AB Sub and King and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997, as amended;

“Takeover Rules”, the Irish Takeover Panel Act 1997, Takeover Rules, 2013, as amended;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”), all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Relevant Authority or Tax Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not;

“Tax Authority”, any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including the US Internal Revenue Service and the Irish Revenue Commissioners);

“Tax Payment Amount”, the amount in respect of Tax required to be deducted by King or AB from the Consideration payable to the holder of a King Option or King Share Award, and/or in respect of any such holder who has an obligation to account for and pay Tax directly to a Tax Authority in relation to such Consideration, 40% of the amount of such Consideration, or such higher portion as the holder of the King Option or King Share Award can demonstrate shall be required by him to pay such Tax;

“Tax Return”, any return (including any information return), report, statement, declaration, estimate, schedule, or information, including any amendments thereof, filed with, or required to be filed with, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax;

“Technology”, all Software, designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, Patents, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, apparatus, creations, improvements, Works of Authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology;

“Trademarks”, shall have the meaning given to that term in the definition of Intellectual Property;

“Transactions”, the transactions contemplated by this Agreement, including the Acquisition;

“Transition Period”, shall have the meaning given to that term in Clause 4.11;

“US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“US” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, US generally accepted accounting principles;

“WARN Act”, collectively, the Worker Adjustment and Retraining Notification Act and its regulations and any other similar Laws;

“Works of Authorship”, shall have the meaning given to that term in the definition of Intellectual Property;

“€”, “EUR”, or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland; and

“2014 Plan Option Agreement”, the agreement or agreements governing an option granted under the King 2014 Plan.

1.2                               Construction

1.2.1                     In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

1.2.2                     In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, subsection, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

1.2.3                     In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

1.2.4                     In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.2.5                     In this Agreement, the term “officers” shall be construed to mean corporate officers and executive officers.

1.2.6                     In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.2.7                     In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.2.8                     In this Agreement, the phrase “all reasonable endeavours” and words of similar import shall not be construed to mean that a Party must take, or procure the taking of, any action that would be unreasonable under the circumstances.

1.3                               Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4                               Time

References to times are to Irish times unless otherwise specified.

2.                                      Rule 2.5 Announcement and Scheme Document

2.1                               Rule 2.5 Announcement

2.1.1                     Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

2.1.2                     Forthwith upon the execution of this Agreement, the Parties shall, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no earlier than 6:00 p.m., Pacific time and no later than 11:59 p.m., Pacific time, on November 2, 2015, or such later time on that date as may be agreed between the Parties in writing.

2.1.3                     The obligations of the Parties under this Agreement, other than the obligations under Clause 2.1.2, shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service on November 2, 2015 (Pacific time).

2.1.4                     King confirms that, as of the date hereof, the King Board unanimously considers that the terms of the Scheme as contemplated by this Agreement are fair to the King Shareholders and that the King Board has unanimously resolved to recommend to the King Shareholders that they vote in favour of the Resolutions. The unanimous recommendation of the King Board that the King Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisors to the King Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.2, shall be incorporated in the Scheme Document and, to the extent required by the Takeover Rules, in any other document sent to King Shareholders in connection with the Acquisition.

2.1.5                     The Conditions are hereby incorporated in, and shall constitute a part of, this Agreement.

2.2                               Scheme

2.2.1                     King agrees that it shall put the Scheme to the King Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of AB Sub, waiver (where permissible) of the Conditions (with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are to be satisfied on the Sanction Date, but subject to the satisfaction of such Conditions), shall, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

2.2.2                     Each of the AB Parties agrees, subject to Clause 3.6, that it shall participate in the Scheme and agree to be bound by its terms and that it shall, subject to the satisfaction or, in the sole discretion of AB Sub, waiver (where permissible) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.

2.2.3                     Each of the Parties agrees that it shall fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme and each shall, subject to the terms and conditions of this Agreement, use all reasonable endeavours to (including by causing its controlled Concert Parties to, and using all reasonable endeavours to cause its Representatives and non-controlled Concert Parties to) act in a manner consistent with the terms of this Agreement pertinent to such Party and take such other steps as are reasonably required for the proper implementation of the Scheme and in connection with Completion.

3.                                      Implementation of the Scheme

3.1                               Responsibilities of King in respect of the Scheme

King shall:

3.1.1                     be responsible for the preparation of the Scheme Document (subject to Clause 3.2.6) and all other documentation necessary to effect the Scheme and to convene the Scheme Meeting and the EGM; and King shall provide AB with drafts of the Scheme Document and afford AB reasonable opportunities to review and make comments on the Scheme Document and such other documents, and shall accommodate such comments to the extent it, acting reasonably, considers them to be appropriate and/or required in order to ensure that the Scheme Document and such other documents are consistent with the Rule 2.5 Announcement; and as promptly as practicable after the date hereof and, subject to the foregoing provisions, King shall cause to be filed with the SEC and the Panel the Scheme Document;

3.1.2                     for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing, the identity of whom shall be agreed with AB, such agreement not to be unreasonably withheld, conditioned or delayed) and provide AB and its advisors with the opportunity to attend any meetings with such barrister to discuss substantive matters pertaining to the Scheme and any issues arising in connection with it, provided that where and to the extent that the barrister is to advise on matters relating to the fiduciary duties of the directors of King or their responsibilities under the Takeover Rules or any King Alternative Proposal, AB and its advisors shall not be entitled to attend any such meeting;

3.1.3                     notify AB upon the receipt of any comments from the Panel or the SEC on, or any request from the Panel or the SEC for amendments or supplements to, the Scheme Document and the related forms of proxy to be so filed or furnished;

3.1.4                     prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel or the SEC, or responding in writing to any comments of the Panel or the SEC with respect thereto, King shall:

(a)                                 promptly provide AB with a reasonable opportunity to review and comment on such document or response; and

(b)                                 promptly discuss with AB and include in such document or response all comments reasonably and promptly proposed by AB to the extent that such comments are required in order to ensure that such document is consistent with the Rule 2.5 Announcement, to the extent that King, acting reasonably, considers them to be appropriate;

3.1.5                     provide AB with drafts of pleadings, affidavits, petitions and other filings prepared by King for submission to the High Court in connection with the Scheme prior to their filing, and afford AB reasonable opportunities to review and make comments on all such documents, and shall accommodate such comments to the extent it, acting reasonably, considers them to be appropriate and/or required in order to ensure that such documents are consistent with the Rule 2.5 Announcement;

3.1.6                     as promptly as practicable make all necessary applications to the High Court in connection with the implementation of the Scheme where so resolved by the King Board or required to implement the Scheme and in particular King will promptly after the date of the Rule 2.5 Announcement issue appropriate proceedings requesting the High Court to give directions under Section 450(5) of the Act as to what are the appropriate Scheme Meetings to be held and to order that the Scheme Meeting be convened as promptly as practicable following the publication of the Rule 2.5 Announcement, and use all reasonable endeavours so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the despatch of the Scheme Document as promptly as practicable after such hearing and seek such directions of the High Court as it (or AB) considers necessary or desirable to facilitate the convening of such Scheme Meeting and thereafter comply with such directions;

3.1.7                     as promptly as practicable after approval by the King Board of a resolution to convene the Scheme Meeting or, if the High Court is so petitioned, receipt of directions from the High Court directing the convening of the Scheme Meeting, post the Scheme Document to King Shareholders and, for information only, to holders of King Options and King Share Awards;

3.1.8                     procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Scheme Meeting and the EGM (the forms of which shall be agreed between the Parties) to King Shareholders on the register of members of King on the record date as agreed with the High Court, as promptly as practicable after the approval of the High Court to despatch the documents being obtained and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as practicable after the approval or (as the case may be) direction of the High Court and/or the Panel to publish or post such documents being obtained;

3.1.9                     unless the King Board has effected a King Change of Recommendation pursuant to Clause 5.2, procure that the Scheme Document shall include the Scheme Recommendation;

3.1.10              include in the Scheme Document a notice convening the EGM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the EGM Resolutions;

3.1.11              keep AB informed on a daily basis from the date falling seven days after the date of dispatch of the Scheme Document to the date of the Scheme Meeting and the EGM of the number of proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and the EGM;

3.1.12              keep AB reasonably informed and, as reasonably requested by AB, consult with AB, as to the performance of the obligations and responsibilities required of King pursuant to this Agreement and/or the Scheme and as to any material developments (other than as to a King Alternative Proposal, the timing and scope of provision of information about which are governed by Clause 5.2) relevant to the proper implementation of the Scheme including the satisfaction of the Conditions;

3.1.13              unless this Agreement has been terminated pursuant to Clause 9, hold the Scheme Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with AB, such agreement not to be unreasonably withheld, conditioned or delayed unless these amendments would result in the Scheme being inconsistent with the Rule 2.5 Announcement;

3.1.14              afford all such cooperation and assistance as may reasonably be requested of it by AB in respect of the preparation and verification of any document or in connection with any Clearance or confirmation reasonably required for the implementation of the Scheme including the provision to AB of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as AB may reasonably request (and shall do so in a timely manner) and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to King Shareholders or filed with the High Court or in any announcement;

3.1.15              review and provide comments (if any) in a timely manner on all documentation submitted to it;

3.1.16              following the Scheme Meeting and EGM, provided that the Resolutions are duly passed (including by the requisite majorities required under Section 450 of the Act in the case of the Scheme Meeting) and all other Conditions are satisfied or, in the sole discretion of AB Sub, waived (where permissible) (with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are to be satisfied on the Sanction Date), take all necessary steps on the part of King to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

3.1.17              give such undertakings as are required by the High Court as are reasonably necessary for the proper implementation of the Scheme.

3.2                               Responsibilities of AB in Respect of the Scheme

AB and AB Sub shall:

3.2.1                     instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme insofar as it relates to AB or AB Sub;

3.2.2                     if, and to the extent that, it or any of its Concert Parties owns or is interested in King Shares, exercise all rights, and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all rights, in respect of such King Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in King held via Contracts for difference or other derivative instruments, insofar as lies with its powers, procuring that instructions are given to the holder of the underlying King Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Scheme Meeting and/or EGM as the case may be;

3.2.3                     keep King reasonably informed and, as reasonably requested by King, consult with King, as to the performance of the obligations and responsibilities required of AB and/or AB Sub pursuant to this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme including the satisfaction of the Conditions;

3.2.4                     afford (and shall use all reasonable endeavours to procure that its Concert Parties shall afford) all such cooperation and assistance as may reasonably be requested of it by King in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to King of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as King may reasonably request (and shall do so in a timely manner) and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to King Shareholders or filed with the High Court or in any announcement;

3.2.5                     review and provide comments (if any) in a timely manner on all documentation submitted to it; and

3.2.6                     provide King with all such information regarding the AB Group that may reasonably be required for inclusion in the Scheme Document and provide all such other assistance as King may reasonably require in connection with the preparation of the Scheme Document.

3.3                               Mutual Responsibilities of the Parties

3.3.1                     If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act or the Exchange Act should be disclosed in an amendment or supplement to the Scheme Document, or that is required to be included therein in order that the information therein shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statements are made, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the King Shareholders and, for information only, if required, to the holders of King Options or King Share Awards.

3.3.2                     Each Party shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clause 8 in connection with Completion.

3.3.3                     Each Party shall, as promptly as reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document, the Scheme or the Acquisition as the case may be.

3.4                               Dealings with the Panel

3.4.1                     Each of the Parties shall promptly provide such assistance and information as may reasonably be requested by the other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

3.4.2                     Save in each case where not reasonably practicable owing to time restraints imposed by the Panel or where prohibited by the Panel, each of the Parties shall give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or amendment to be proposed to the Scheme in connection therewith, and shall afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, and shall keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the Transactions unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend such meetings and provide advance copies of all written submissions it intends to make to the Panel and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, copies of the submissions made and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto, provided always that any correspondence or other information required to be provided under this Clause 3.4.2 may be redacted:

(a)                                 by AB, to remove references concerning the valuation of the businesses of King;

(b)                                 by AB, in connection to a switch to a Takeover Offer;

(c)                                  as necessary to comply with contractual obligations; and

(d)                                 as necessary to address reasonable privilege or confidentiality concerns.

3.4.3                     King undertakes, if so requested by AB, to issue as promptly as practicable its written consent to AB and to the Panel in respect of any application made by AB to the Panel:

(a)                                 seeking confirmation that there is no requirement under the Takeover Rules to disclose AB’s financing arrangements for the Acquisition and related transactions (the “AB Financing Information”) in the Scheme Document, any supplemental document or other document sent to King Shareholders, the holders of King Options or King Share Awards or, alternatively, seeking a waiver of or derogation from such requirement;

(b)                                 to redact any commercially sensitive or confidential information specific to the AB Financing Information from any documents that AB is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules;

(c)                                  requesting consent or as the case may be a derogation from Rule 16.1 of the Takeover Rules to permit AB to pay fees to lenders in connection with syndication arrangements with respect to its financing arrangements and to provide information to lenders and prospective lenders on such terms as the Panel may permit; and

(d)                                 requesting a derogation from the disclosure requirements of Rule 24.3 of the Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document.

3.4.4                     AB undertakes, if so requested by King, to issue as promptly as practicable its written consent to King and to the Panel in respect of any application made by King to the Panel:

(a)                                 requesting a derogation from the timing requirement pursuant to Rule 30.2 of the Takeover Rules in connection with the despatch of the Scheme Document to King Shareholders where compliance with such timing requirement will not be possible within the 28 day period after the date of the Rule 2.5 announcement;

(b)                                 requesting consent under Rule 21.1 of the Takeover Rules to permit the issuance of King Shares and implementation of any associated matters (including the grant of equity awards) in connection with the matters contemplated by sub-paragraphs 8.1 to 8.6 of Schedule 1 and/or as set out in Section 6.1.3(d) of Part A of the King Disclosure Letter;

(c)                                  seeking consent in relation to the implementation of the management retention arrangements provided for in the respective AB Executive Service Agreements in connection with the Acquisition pursuant to Rule 16.2 of the Takeover Rules; and

(d)                                 requesting a derogation from the disclosure requirements of Rule 25.3 of the Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document.

3.4.5                     Notwithstanding anything to the contrary in the foregoing provisions of this Clause 3.4, neither King nor AB shall be required to take any action pursuant to such provisions if such action is prohibited by the Panel.

3.4.6                     Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5                               No Scheme Amendment by King

Save as required by Law, the High Court and/or the Panel, King shall not, in each case, after despatch of the Scheme Document without the consent of AB:

3.5.1                     amend the Scheme;

3.5.2                     adjourn or postpone the Scheme Meeting or the EGM (provided, however, that King may, without the consent of AB, adjourn or postpone the Scheme Meeting or the EGM):

(a)                                 in the case of adjournment, if directed by King Shareholders to do so pursuant to Article 67 of the King Memorandum and Articles of Association (other than pursuant to a proposal by King or any of its directors or officers), or

(b)                                 to permit dissemination of information which is material to shareholders voting at the Scheme Meeting or the EGM, but only for so long as the King Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give King Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated; or

(c)                                  if, as of the time for which the Scheme Meeting or the EGM is scheduled (as set forth in the Scheme Document), there are insufficient King Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of King Shares represented to constitute a quorum or (ii) voting for the approval of the Scheme Meeting Resolution or the EGM Resolutions, as applicable, but only until King determines in good faith that a meeting can be held at which there are a sufficient number of votes of holders of King Shares to approve the Scheme Meeting Resolution or the EGM Resolutions, as applicable); or

3.5.3                     amend the Resolutions (in each case, in the form set out in the Scheme Document).

3.6                               Switching to a Takeover Offer

3.6.1                     At any time prior to the date that is five months after the date hereof, AB may elect (with the Panel’s consent) to implement the Acquisition by way of a Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6, and AB shall notify King promptly of any such election (whether or not the implementation thereof is subject to the consent of the Panel) made by it to implement the Acquisition by way of a Takeover Offer (rather than the Scheme).

3.6.2                     If AB elects to implement the Acquisition by way of a Takeover Offer, King undertakes to provide AB as promptly as reasonably practicable with all such information about King (including directors and their Concert Parties) as may reasonably be required for inclusion in the Takeover Offer Documents and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation by AB or AB Sub of the Takeover Offer Documents, including reasonable access to, and ensuring the provision of reasonable assistance by, its Representatives.

3.6.3                     If AB elects to implement the Acquisition by way of a Takeover Offer, King agrees:

(a)                                          that the Takeover Offer Documents shall contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between AB and King; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the King Shareholders (except for the 80% acceptance condition, which may be waived down to “50% plus one King Share” by mutual agreement of AB and King);

(b)                                          to reasonably co-operate and consult with AB in the preparation by AB or AB Sub of the Takeover Offer Documents or any other document or filing which is required for the purposes of implementing the Acquisition; and

(c)                                           unless the King Board has effected a King Change of Recommendation pursuant to Clause 5.2, to incorporate in the Rule 2.5 Announcement and the Takeover Offer Documents a recommendation to the holders of King Shares from the King Board to accept the Takeover Offer, and such recommendation shall not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.2.

3.6.4                     If AB elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6.1, the Parties mutually agree:

(a)                                 to prepare and file with, or submit to, the SEC and, to the extent necessary, the Panel and the High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act or otherwise by Law, and to make any applications or initiate any appearances that may be required or desirable to and in front of the High Court for the purpose of discontinuance of High Court proceedings initiated in connection with the Scheme, and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(b)                                 to provide the other Party with any comments received from the SEC on any documents filed by it with or furnished by it to the SEC as promptly as reasonably practicable after receipt thereof; and

(c)                                  to the extent reasonably practicable, to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other party reasonable opportunity to participate therein.

3.6.5                     If the Takeover Offer is consummated, AB shall, or shall cause AB Sub to, effect as promptly as reasonably practicable a compulsory acquisition of any King Shares under section 457 of the Act not acquired in the Takeover Offer for the same consideration per share.

4.                                      Rule 15 Proposals

4.1                               The Rule 15 Proposals will be made jointly by AB and King, by letters to be issued no later than five Business Days after the issuance of the Scheme Document, to all (i) EMI Optionholders, (ii) King Linked Optionholders, (iii) Optionholders (other than EMI Optionholders, King Linked Optionholders, King Performance Optionholders, the holder of the King Under-water Option and the King Non-Executive Directors), (iv) King Performance Optionholders, (v) the holder of the King Under-water Option, (vi) RSU Award Holders (other than the King Non-Executive Directors), (vii) Restricted Share Award Holders (other than the King Non-Executive Directors) and (viii) the King Non-Executive Directors.

4.2                               The Rule 15 Proposal to EMI Optionholders shall provide as follows:

4.2.1                     each EMI Option may be exercised with respect to all of the King Shares subject to such EMI Option, including King Shares for which such EMI Option is not yet vested and exercisable in accordance with the vesting provisions of the EMI Option Agreement (“Accelerated EMI Option Shares”).  The exercise shall be by means of a

Cashless Option Exercise.  The EMI Optionholder shall agree, by accepting the Rule 15 Proposal, that if he ceases to be employed by the AB Group after the Effective Time and before the EMI Option would have become fully vested and exercisable, AB shall be entitled to exercise the Clawback Right in respect of the EMI Option Clawback Amount; and

4.2.2                     in the event an EMI Optionholder does not accept the Rule 15 Proposal described in Clause 4.2.1, the EMI Option shall lapse at the Effective Time in accordance with the provisions of the EMI Option Agreement.

4.3                               The Rule 15 Proposal to King Linked Optionholders shall provide as follows:

4.3.1                     to the extent that a King Linked Option will be vested and exercisable immediately prior to the Effective Time in accordance with its terms and without regard to the Transactions (including the acceleration provided under Clause 4.3.2), the King Linked Optionholder shall submit such option for exercise immediately prior to the Effective Time and conditional on the Scheme becoming effective.  Such exercise shall be satisfied to the maximum extent possible by the Release of King Linked Shares in accordance with the provisions of the King Linked Option Agreement and the King Linked Option shall lapse to the extent provided in such agreement (a “Linked Share Release”).  By accepting the Rule 15 Proposal, the King Linked Optionholder shall direct that the King Linked Shares so Released be disposed of in the Acquisition.  To the extent the exercise of the King Linked Option will not be satisfied by means of a Linked Share Release pursuant to this Clause 4.3.1 or Clause 4.3.2, the King Linked Option shall be subject to the Rule 15 Proposal to Optionholders described in Clause 4.4.1;

4.3.2                     to the extent that a King Linked Option is not vested and exercisable immediately prior to the Effective Time in accordance with its terms and without regard to the Transactions (including the acceleration provided for in this Clause 4.3.2),  the vesting of such King Linked Option shall accelerate and it shall become exercisable in accordance with the provisions of the King Linked Option Agreement immediately prior to the Effective Time and conditional upon the Scheme becoming effective with respect to the lesser of (i) the number of King Shares that would result in all of the King Linked Shares being Released in a Linked Share Release, and (ii) all of the King Shares subject to the King Linked Option (“Accelerated Linked Options”); provided that if the King Linked Optionholder is a Good Reason Leaver within the meaning of Clause 4.11,  the number of Accelerated Linked Options shall be the aggregate number of King Shares for which the King Linked Option would have become exercisable (i) during the Transition Period applicable to such Good Reason Leaver and (ii) on the Good Reason Leaver’s date of cessation of employment with the AB Group (including any King Linked Options that would have vested on an accelerated basis as of such date pursuant to the vesting provisions of the King Award Agreement or the Good Reason Leaver’s Service Agreement.  The King Linked Optionholder shall complete a Linked Share Release in respect of the Accelerated Linked Options and shall direct that the Linked Shares Released pursuant to such exercise be disposed of in the Acquisition.  Any King Linked Shares that are not to be Released pursuant to the Linked Share Release shall be transferred to King immediately prior to the Cancellation Record Time for no consideration in accordance with the Articles of Association of King and the King Award Agreement;

further, by accepting the Rule 15 Proposal, the King Linked Optionholder shall agree that the Consideration in respect of the King Linked Shares Released pursuant to this Clause 4.3.2, less the Tax Payment Amount, shall be deposited in an escrow account held jointly by the King Linked Optionholder and AB.  A portion of the Consideration so deposited shall automatically be released from the relevant escrow account to the King Linked Optionholder (i) within three Business Days of each date after the Effective Time on which his Accelerated Linked Options would have become exercisable in accordance with the vesting provisions of the King Linked Option

Agreement, on a pro-rata basis until depleted and, and (ii) subject to Clause 4.3.3, within five Business Days after the date the King Linked Optionholder’s employment with the AB Group ceases, with respect to the portion of the Consideration that is referable to the number of Accelerated Linked Options for which the King Linked Option would have been vested and exercisable on such cessation date,  including any Accelerated Linked Options that would have vested on an accelerated basis as of such date pursuant to the vesting provisions of the King Award Agreement, and in each case on the basis that all other conditions for exercise would have been deemed satisfied;

4.3.3                     in the case of a King Linked Optionholder who is party to an AB Executive Service Agreement, the entire balance remaining in the escrow account described in Clause 4.3.2 on the date of cessation of the King Linked Optionholder’s cessation of employment with AB shall automatically be released to the King Linked Optionholder within five Business Days after such cessation date, unless AB shall have delivered to the King Linked Optionholder a certificate setting out the reasons why the circumstances of such cessation constitute “Cause” as defined in his AB Executive Service Agreement or otherwise do not entitle him to King Award Agreements Accelerated Vesting, as defined in his AB Executive Service Agreement, and the King Linked Optionholder has not notified AB within 10 Business Days after receiving such notification that he does not accept such certificate, in which case such remaining balance shall be paid to AB. To the extent that a King Linked Optionholder has notified AB that he does not accept AB’s certificate, the remaining balance shall be held in escrow until a resolution of the dispute over the King Linked Optionholder’s right to such balance is reached;

4.3.4                     in the event that any payment due to a King Linked Optionholder is not made in accordance with the provisions of Clause 4.3.3, and such default is not cured within 10 Business Days of notice of such default being served by the King Linked Optionholder, such default shall constitute a breach by AB of the terms of the King Linked Optionholder’s service agreement with the AB Group (the “Escrow Payment Terms”);

4.3.5                     to the extent that a King Linked Option is accelerated only in part pursuant to Clause 4.3.2, it shall be subject to the Rule 15 Proposal to Optionholders as set out in Clause 4.4, and on the basis that the Accelerated Linked Options would have been the first to vest and become exercisable after the Effective Time, such that the King Linked Option shall not become vested and exercisable for any additional King Shares until after the date on which all Accelerated Linked Options would have become vested and exercisable in accordance with the vesting provisions of the King Linked Option; and

4.3.6                     if a King Linked Optionholder does not accept the Rule 15 Proposal for a Linked Share Release as set out in Clauses 4.3.1 through 4.3.3, inclusive, and the King Linked Option is not subject to the Rule 15 Proposal to Optionholders as set out in Clauses 4.4.1 or 4.4.2, the King Linked Option subject to such proposal shall lapse at the Effective Time and the King Linked Shares that would have been Released in connection with such Linked Share Release shall be transferred to King immediately prior to the Cancellation Record Time for no consideration in accordance with the Articles of Association of King and the King Award Agreement.

4.4                               The Rule 15 Proposal to Optionholders, other than EMI Optionholders, Performance Optionholders, the holder of the King Under-water Option and King Non-Executive Directors, and subject to the provisions of Clause 4.3 in respect of King Linked Options, shall provide as follows:

4.4.1                     the holder of each King Option subject to this Clause 4 shall, to the extent a King Option is vested and exercisable as of immediately prior to the Effective Time, be given the opportunity to exercise the King Option in full immediately prior to the Effective Time through a Cashless Option Exercise;

4.4.2                     each King Option subject to this Clause 4 that is outstanding immediately prior to the Effective Time, whether vested or unvested, save to the extent a Cashless Option Exercise is to be effected in respect of such King Option as set forth in Clause 4.4.1, shall, as of the Effective Time, subject to the consent of the Optionholder to the extent required pursuant to the King Award Agreement, be assumed and converted into an option (an “Assumed Share Option”) to acquire the number of AB Shares (rounded down to the nearest whole share) that is equal to the product of (i) the number of King Shares subject to such King Option immediately prior to the Effective Time, and (ii) the quotient obtained by dividing (A) the Consideration by (B) the average closing price per AB Share on the NASDAQ Stock Market (“NASDAQ”) for the five trading day period ending on the trading day preceding the Effective Date or, if AB Shares were not available for trading on NASDAQ on the day preceding the Effective Date, on the last day prior to the day preceding the Effective Date that AB Shares were available for trading on NASDAQ (the “Exchange Ratio”).  The Assumed Share Option shall have an exercise price per AB Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per King Share of such King Option in effect immediately prior to the Effective Date by (y) the Exchange Ratio. The remaining term, vesting schedule and all of the other terms of each Assumed Share Option shall otherwise be on the terms of the King Award Agreement for the King Option save, in the case of King Options held by an Optionholder who is party to an AB Executive Service Agreement,  to the extent varied by such agreement; and

4.4.3                     to the extent a King Option is not subject to a Cashless Option Exercise or to be assumed and converted into an Assumed Share Option, it shall lapse at the Effective Time in accordance with the provisions of the King Award Agreement.

4.5                               The Rule 15 Proposal to King Performance Optionholders shall provide as follows:

4.5.1                     each King Performance Option shall, subject to the consent of the Optionholder, be assumed and converted into an option (an “Assumed Performance Option”) to acquire the number of AB Shares (rounded down to the nearest whole share) that is equal to the product of (i) the number of King Shares subject to the King Performance Option immediately prior to the Effective Time, and (ii) the Exchange Ratio.  The Assumed Performance Option shall have an exercise price per AB Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per King Share of the King Performance Option in effect immediately prior to the Effective Date by (y) the Exchange Ratio. The terms of each Assumed Performance Option shall be the terms of the King Award Agreement for the King Performance Option save to the extent varied by the King Performance Optionholder’s AB Executive Service Agreement; and

4.5.2                     if a King Performance Optionholder does not accept the Rule 15 Proposal described in Clause 4.5.1, his King Performance Option shall lapse at the Effective Time in accordance with the provisions of the King Award Agreement.

4.6                               The Rule 15 Proposal to the holder of the King Under-water Option shall provide as follows:

4.6.1                     the King Under-water Option shall, subject to the consent of the Optionholder, be assumed and converted into an option (the “Assumed Under-water Option”) to acquire the number of AB Shares (rounded down to the nearest whole share) that is equal to the product of (i) the number of King Shares subject to the King Under-water Option immediately prior to the Effective Time, and (ii) the Exchange Ratio.  The Assumed Under-water Option shall have an exercise price per AB Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per King Share of the King Under-water Option in effect immediately prior to the Effective Date by (y) the Exchange Ratio.  The terms of the Assumed Under-water Option shall be the terms of the King Award Agreement for the King Under-water Option, save to the extent varied by the Optionholder’s AB Executive Service Agreement;

4.6.2                     if the holder of the King Under-water Performance Optionholder does not accept the Rule 15 Proposal described in Clause 4.6.1, the King Under-water Option shall lapse at the Effective Time in accordance with the provisions of the King Award Agreement; and

4.6.3                     the King Linked Shares that are linked to the King Under-water Option shall be transferred to King immediately prior to the Cancellation Record Time for no consideration in accordance with the Articles of Association of King and the King Award Agreement.

4.7                               The Rule 15 Proposal to Restricted Share Award Holders, other than the King Non-Executive Directors, shall provide as follows:

4.7.1                     all unvested King Shares subject to a King Restricted Share Award outstanding immediately prior to the Effective Time (or, in the case of a Restricted Share Award Holder who is a Good Reason Leaver within the meaning of Clause 4.11, the lesser, aggregate number of King Shares subject to the King Restricted Share Award that would have become “Vested”, within the meaning of the Restricted Share Award Agreement, (i) during the Transition Period applicable to such Good Reason Leaver, and (ii) on the Good Reason Leaver’s date of cessation of employment with the AB Group, including any King Shares that would have become so Vested on an accelerated basis as of such date pursuant to the vesting provisions of the King Award Agreement or the Good Reason Leaver’s service agreement with King) shall become “Vested”, within the meaning of the Restricted Share Award Agreement, immediately prior to and conditional upon the Scheme becoming effective, subject to the condition that the Restricted Share Award Holder shall direct that such King Shares (the “Accelerated Restricted Shares”) be disposed of in the Acquisition;

further, by accepting the Rule 15 Proposal, the Restricted Share Award Holder shall agree that the Consideration in respect of the Accelerated Restricted Shares, less the Tax Payment Amount, shall be deposited to an escrow account held jointly by the Restricted Share Award Holder and AB.  A portion of the Consideration so deposited shall automatically be released from the relevant escrow account to the Restricted Share Award Holder (i) within three Business Days of each date after the Effective Time on which his Accelerated Restricted Shares would have become vested in accordance with the vesting provisions of the Restricted Share Award Agreement, on a pro-rata basis until depleted, and (ii) subject to Clause 4.7.2, within five Business Days after the date the Restricted Share Award Holder’s employment with the AB Group ceases, with respect to the portion of the Consideration paid in respect of the number of Accelerated Restricted Shares that would have been vested on such cessation date, including any Accelerated Restricted Shares that would have vested on an accelerated basis as of such date pursuant to the vesting provisions of the King Award Agreement, and in each case on the basis that all other conditions for vesting would have been deemed satisfied. Any remaining balance remaining in the escrow at a Restricted Share Award Holder’s cessation date not paid to such holder in accordance with the immediately preceding sentence shall be paid to AB;

4.7.2                     in the case of a Restricted Share Award Holder who is party to an AB Executive Service Agreement, the entire balance remaining in the escrow account described in Clause 4.7.1 on the date of cessation of the Restricted Share Award Holder’s cessation of employment with AB shall automatically be released to the King

Restricted Share Award Holder within five Business Days after such cessation date, unless (i) AB shall have delivered to the Restricted Share Award Holder a certificate setting out the reasons why the circumstances of such cessation constitute “Cause” as defined in his AB Executive Service Agreement or otherwise do not entitle him to King Award Agreements Accelerated Vesting, as defined in his AB Executive Service Agreement, and (ii) the Restricted Share Award Holder has not notified AB within 10 Business Days after receiving such notification that he does not accept such certificate, in which case such remaining balance shall be paid to AB. To the extent that a Restricted Share Award Holder has notified AB that he does not accept AB’s certificate, the remaining balance shall be held in escrow until a resolution of the dispute over the Restricted Share Award Holder’s right to such balance is reached;

4.7.3                     payment of the funds held in the escrow account described in Clause 4.7.2 shall be subject to the Escrow Payment Terms as described in Clause 4.3.4; and

4.7.4                     to the extent that King Shares comprised in a King Restricted Share Award will not vest pursuant to the Rule 15 Proposal described in Clause 4.7.1, they shall be transferred to King immediately prior to the Cancellation Record Time for no consideration in accordance with the Articles of Association of King and the King Award Agreement.

4.8                               The Rule 15 Proposal to RSU Award Holders, other than the King Non-Executive Directors, shall provide as follows:

4.8.1                     each King RSU Award that is outstanding immediately prior to the Effective Time shall, subject to the consent of the RSU Award Holder, to the extent required pursuant to the RSU Award Agreement, as of the Effective Time be assumed and converted into a restricted stock unit award (an “Assumed RSU Award”) with respect to the number of AB Shares (rounded down to the nearest whole share) that is equal to the product of (i) the number of King Shares subject to such King RSU Award and (ii) the Exchange Ratio. The vesting schedule and all of the other terms of each Assumed RSU Award shall otherwise be on the terms of the King Award Agreement for the King RSU Award save, in the case of King RSU Awards held by an RSU Award Holder who is party to an AB Executive Service Agreement, to the extent varied by such agreement; and

4.8.2                     each King RSU Award that is not to be so assumed and converted shall lapse at the Effective Time in accordance with the provisions of the King 2014 Plan.

4.9                               The Rule 15 Proposal to King Non-Executive Directors shall provide as follows:

4.9.1                     each King RSU Award that is outstanding immediately prior to the Effective Time and is held by a King Non-Executive Director shall, in accordance with the terms of the King Award Agreement, accelerate and become fully vested immediately prior to the Effective Time and shall be settled by the issuance of the applicable number of King Shares to the King Non-Executive Director immediately prior to the Effective Time;

4.9.2                     each King Option that is outstanding immediately prior to the Effective Time and is held by a King Non-Executive Director shall, to the extent not vested and exercisable in full, accelerate and become fully vested and exercisable immediately prior to the Effective Time in accordance with the terms of the King Award Agreement, and the King Non-Executive Director shall be offered the opportunity to (i) exercise the King Option in full immediately prior to the Effective Time through a Cashless Option Exercise or (ii) agree that the King Option shall be assumed and converted into an option (an “Assumed Non-Executive Director Share Option”) to acquire the number of AB Shares (rounded down to the nearest whole share) that is equal to the product of (i) the number of King Shares subject to such King Option immediately prior to the Effective Time, and (ii) the Exchange Ratio.  The Assumed Non-Executive Director

Share Option shall have an exercise price per AB Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per King Share of the  King Option in effect immediately prior to the Effective Date by (y) the Exchange Ratio. The remaining term, vesting schedule and all of the other terms of each Assumed Non-Executive Director Share Option shall otherwise be on the terms of the King Award Agreement for the King Option.  If the Non-Executive Director does not accept the Rule 15 Proposal described in this Clause 4.9.2, the King Option shall lapse at the Effective Time in accordance with the provisions of the King Award Agreement; and

4.9.3                     each King Restricted Share Award held by a King Non-Executive Director immediately prior to the Effective Time shall become “Vested”, within the meaning of the Restricted Share Award Agreement, immediately prior to and conditional upon the Scheme becoming effective, in accordance with the provisions of the King Award Agreement.

4.10                        AB shall assume the King 2014 Plan and the King Award Agreements in order to effectuate the provisions of Clauses 4.2 through 4.9, inclusive.

4.11                        Notwithstanding any other provision in this Clause 4, in the event that (i) an individual is entitled under a King Award Agreement to accelerated vesting of a King Option or a King Share Award upon a Change in Control Termination (as such term is defined in the King Award Agreement or the individual’s service agreement with King, a “Good Reason Leaver Service Agreement”), (ii) in the reasonable judgment of King, the individual has a reasonable basis to assert that an event or circumstance arising from the Transactions constitutes or will constitute Good Reason for purposes of the definition of a Change in Control Termination in the applicable King Award Agreements or Good Reason Leaver Service Agreement and is identified in a written notice to AB delivered by King contemporaneously with the execution hereof or is identified by King no later than 30 days prior to the Effective Date as having such a reasonable basis and AB concurs with King’s assessment, such concurrence not to be unreasonably withheld, (a “Good Reason Leaver”), and (iii) the Good Reason Leaver agrees to remain in employment with the AB Group for a period, to be determined by King, but not in excess of six months after the Effective Date (the “Transition Period”), then, subject to the agreement of the Good Reason Leaver, (i) each unvested King Option (other than an EMI Option or Linked Option) held by the Good Reason Leaver shall accelerate and become fully vested and exercisable immediately prior to the Effective Time with respect to the aggregate number of King Shares subject to such King Option that would have vested and become exercisable (x) during the Transition Period and (y) pursuant to the terms of the King Award Agreement or Good Reason Leaver Service Agreement upon the Good Reason Leaver’s Change in Control Termination upon the expiration of the Transition Period (the “Good Reason Accelerated Options”) and (ii) each King RSU Award held by the Good Reason Leaver shall accelerate and become fully vested immediately prior to the Effective Time with respect to the aggregate number of King RSUs that would have vested (x) during the Transition Period and (y) pursuant to the terms of the King Award Agreement or the Good Reason Leaver Service Agreement upon the Good Reason Leaver’s Change in Control Termination upon the expiration of the Transition Period (the “Good Reason Accelerated RSUs”).  To the extent not otherwise vested immediately prior to the Effective Time in accordance with their vesting schedule or accelerated pursuant to this provision, each King Option and King RSU Award held by a Good Reason Leaver shall lapse at the Effective Time.  In the event that a Good Reason Leaver voluntarily terminates his or her employment with the AB Group prior to the end of the Transition Period, AB shall be entitled to exercise the Clawback Right with respect to the Good Reason Leaver Clawback Shares.

4.12                        Prior to the Effective Time, King and AB shall take all necessary or appropriate action to effectuate the provisions of Clauses 4.2 through 4.11, inclusive, including King, the King Board and Compensation Committee of the King Board taking any and all actions and making all determinations necessary or appropriate under the King Award Agreements and the King 2014 Plan and amending the King 2014 Plan and the Pre-IPO Option Agreements, subject to the terms of the King 2014 Plan and the Pre-IPO Option Agreements permitting King to make such amendments, as AB shall reasonably request, to permit and facilitate the assumptions and conversions contemplated by Clauses 4.2 through 4.11, inclusive, and, to the extent permitted by the King 2014 Plan, the Pre-IPO Option Agreements and applicable Law, cause the assumed King Options subject to the Pre-IPO Option Agreements to be treated as Substitute Awards as defined in the King 2014 Plan, as assumed by AB, provided always that (i) no such action shall result in any impairment of the rights of the holder of a King Share Award or King Option in effect immediately prior to the Effective Time and (ii) no such action shall result in less favourable tax treatment for the holder of a King Share Award or King Option.

4.13                        As soon as practicable after the Effective Time, but in no event later than 10 Business Days thereafter, AB shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering the number of AB Shares necessary to fulfil AB’s obligations under Clauses 4.2 through 4.11, inclusive, and shall take all other necessary or appropriate action to effectuate the provisions of Clauses 4.2 through 4.11, inclusive.

4.14                        Withholding Taxes

All amounts payable pursuant to this Clause 4 shall be subject to any required withholding in respect of Tax, which shall be paid as soon as practicable following the Effective Time or such other date or dates as expressly provided for in this Agreement or as required by applicable Law.

4.15                        Amendment of Articles

King shall procure that the EGM Resolutions include a special resolution proposing that the Articles of Association of King be amended so that any King Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by AB Sub for the same consideration per King Share as shall be payable to King Shareholders by AB Sub under the Scheme (depending upon the timing of such allotment); provided, however that nothing in such amendment to the Articles of Association of King shall prohibit the sale (whether on a stock exchange or otherwise) of any King Shares issued on the exercise of King Options or vesting or settlement of King Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every King Share will be bound by the terms of the Scheme.

4.16                        Change of Control Period Definition

For the purposes of implementing the provisions of certain King Award Agreements that contain the term “date of exchange of contracts” in the definition of “Change of Control Period”, each of AB and King shall treat the date hereof as such date of exchange of contracts.

4.17                        Cash Severance Payments to Good Reason Leavers

Notwithstanding Clause 4.11, a Good Reason Leaver shall become entitled as of the date of the termination of his employment with AB to payment of any cash amount payable under the terms of any Good Leaver Service Agreement by reason of a Change in Control Termination (as defined in such Good Leaver Service Agreement).

5.                                      King and AB Conduct

5.1                               Conduct of Business by King

5.1.1                     At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as required or expressly permitted by this Agreement, or with the prior written consent of AB (such consent not to be unreasonably withheld, conditioned or delayed), King shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects.

5.1.2                     King covenants with AB in the manner set forth in Schedule 1.

5.2                               Non-Solicitation

5.2.1                     Subject to any actions which King is required to take so as to comply with the requirements of the Takeover Rules, King agrees that neither it nor any member of the King Group shall, and that it shall cause its and their respective Representatives and it shall use all reasonable endeavours to cause any Concert Party of King not to, directly or indirectly:

(a)                                 solicit, initiate, knowingly facilitate or knowingly encourage any enquiry with respect to, or the making or submission of, any King Alternative Proposal or any proposal which would reasonably be expected to lead to a King Alternative Proposal;

(b)                                 participate in any discussions or negotiations regarding a King Alternative Proposal with, or, save as required by Law, furnish any non-public information regarding King to, any person that has made or, to the Knowledge of King, is considering making a King Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.2;

(c)                                  expressly waive, terminate, amend or modify any provision of any “standstill” or similar obligation of any person with respect to any member of the King Group; provided that King shall not be (i) prohibited from permitting any person to make a King Alternative Proposal privately to the King Board or (ii) required to take, or be prohibited from taking, any action otherwise prohibited or required by this sub-clause (c) if the King Board determines, in good faith (after consultation with its outside legal counsel), that failure to take such action or permit such inaction would be inconsistent with the directors’ fiduciary duties under applicable Law.

King shall, and shall cause its Subsidiaries and its and their respective Representatives and shall use all reasonable endeavours to cause its and their Concert Parties to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any King Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a King Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives.  King shall be responsible for any act done by one of its Concert Parties which, if done by King, would constitute a breach of the foregoing provisions of this Clause 5.2.1. Notwithstanding the foregoing, if King shall have used all reasonable endeavours to cause a non-controlled Concert Party not to engage in any act which would constitute a breach of this Clause 5.2.1 and such Concert Party nonetheless engages in such an act, such act shall be deemed a breach of this Agreement solely for the purposes of Clause 5.2.2.

5.2.2                     Notwithstanding the limitations set forth in Clause 5.2.1, if King receives a written King Alternative Proposal which did not or does not result from a knowing or intentional breach of Clause 5.2.1, King may take any or all of the following actions:

(a)                                 contact the person who makes such King Alternative Proposal to understand the terms and conditions thereof;

(b)                                 furnish non-public information to the third party (and any persons Acting in Concert with such third party and to their respective potential financing sources and Representatives) making such King Alternative Proposal (provided that all such information has previously been provided to AB or is provided to AB substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, King receives from the third party an executed confidentiality agreement, or as of the date hereof such third party is party to such a confidentiality agreement, containing terms no less restrictive on such third party than the terms in the AB Confidentiality Agreement are restrictive on AB; provided, however, that if such confidentiality agreement is executed after the date hereof, such confidentiality agreement shall permit King to disclose all information contemplated by Clause 5.2.3 to AB); and

(c)                                  engage in discussions or negotiations with the third party (and such other persons) with respect to such King Alternative Proposal;

provided that King shall not be permitted to take the action set forth in sub-clauses (b) or (c) unless the King Board has determined in good faith (after consultation with King’s financial advisors and outside legal counsel) that such King Alternative Proposal is, or would reasonably be expected to lead to, a King Superior Proposal.

5.2.3                     King shall promptly (and in any event within 24 hours of receipt, or 48 hours if, within such initial 24-hour period, no Executive Officer is or becomes aware of such receipt) notify AB of the receipt of any King Alternative Proposal and shall indicate the material terms and conditions of such King Alternative Proposal and, to the extent permitted by the terms of any confidentiality agreement with such person existing on the date hereof, the identity of the person making any such King Alternative Proposal, and thereafter shall promptly keep AB reasonably informed of any material change to the terms of any such King Alternative Proposal. Subject to any such existing confidentiality agreement, King shall provide to AB as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between any member of the King Group (or any of their respective Representatives) and the person making a King Alternative Proposal (or such person’s Representatives) that describes the material terms or conditions of such King Alternative Proposal, including draft agreements, indications of interest or term sheets submitted by either party in connection therewith. King shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person following the date hereof that prohibits King from providing such information to AB.

5.2.4                     Except as set forth in Clause 5.2.5, neither the King Board nor any committee thereof shall:

(a)                                 withdraw (or modify in any manner adverse to AB), or propose publicly to withdraw (or modify in any manner adverse to AB), the Scheme Recommendation;

(b)                                 approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any King Alternative Proposal (any of the foregoing actions in this Clause 5.2.4 being a “King Change of Recommendation”) (it being agreed that the provision by King to AB of notice or information in connection with a King Alternative Proposal or King Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a King Change of Recommendation); or

(c)                                  cause or allow any member of the King Group to execute or enter into, any expense reimbursement or break fee payment agreement, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any King Alternative Proposal, or requiring, or reasonably expected to cause, King to abandon, terminate, delay or fail to consummate the Acquisition other than as contemplated by Clause 9.1.1(h) and other than a confidentiality agreement referred to in Clause 5.2.2.

5.2.5                     Nothing in this Agreement shall prohibit or restrict the King Board from making a King Change of Recommendation if the King Board has given not less than 24 hours’ notice to AB of the holding of a meeting of the King Board (or a committee thereof) at which a King Change of Recommendation is to be considered and has concluded, in good faith (after consultation with King’s outside legal counsel and financial advisors):

(a)                                 that a King Alternative Proposal constitutes a King Superior Proposal; and

(b)                                 that the failure to make a King Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

provided that (x) promptly (and in any event within 24 hours) following the King Board’s determination (after consultation with King’s outside legal counsel and financial advisors) that a King Alternative Proposal constitutes a King Superior Proposal, King has provided a written notice to AB (a “Superior Proposal Notice”) advising AB that King has received a King Alternative Proposal and specifying the material terms of such King Alternative Proposal, the identity of the person making such King Alternative Proposal and such other information with respect thereto required by Clause 5.2.3 and including written notice of the determination of the King Board that such King Alternative Proposal constitutes a King Superior Proposal, (y) King has provided AB with an opportunity, for a period of four Business Days following the time of delivery to AB of the Superior Proposal Notice (as it may be extended pursuant to the last sentence of this Clause 5.2.5, the “Notice Period”), to discuss in good faith the terms and conditions of this Agreement and the Transactions, including an increase in, or modification of, the Consideration, and such other terms and conditions such that such King Alternative Proposal no longer constitutes a King Superior Proposal and (z) following the expiration of such Notice Period, the King Board has determined in good faith (after consultation with King’s outside legal counsel and financial advisors) that such King Alternative Proposal continues to constitute a King Superior Proposal taking into account all changes proposed in writing by AB during the Notice Period and has provided to AB a further written notice to such effect (a “Final Recommendation Change Notice”). If, during the Notice Period any material revision is made to the financial terms or other material terms and conditions of the pertinent King Alternative Proposal in writing, King shall, promptly following each such revision, deliver a new Superior Proposal Notice to AB and comply with the requirements of this Clause 5.2.5 with respect to such new Superior Proposal Notice, except that the Notice Period shall be the greater of one Business Day and the amount of time remaining in the initial Notice Period.

5.2.6                     Nothing contained in this Agreement shall prohibit or restrict King or the King Board from (a) making any disclosure to the King Shareholders required by Law (after consultation with King’s outside legal counsel) provided such disclosure does not constitute a King Change of Recommendation or (b) taking and disclosing to the King Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders); provided, however, that in no event shall this Clause 5.2.6 affect the obligations of King set forth in Clauses 5.2.1 through 5.2.5, inclusive; provided, further, that any such disclosure pursuant to sub-clause (b) above shall constitute a King Change of Recommendation unless such disclosure (i) expressly states that the Scheme Recommendation has not changed, (ii) expressly states that the King Board rejects the applicable King Alternative Proposal or (iii) is a “stop, look and listen” communication contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

6.                                      Warranties

6.1                               King Warranties

Except (i) as fairly and accurately disclosed in Part A of the King Disclosure Letter, which identifies items of disclosure by reference to a particular Clause or sub-clause of this Agreement, as applicable, or any other part of Part A of the King Disclosure Letter where it is reasonably apparent on its face based on the substance of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other Clause or sub-clause of this Agreement, and (ii) as disclosed in the forms, documents and reports (including exhibits and other information incorporated therein) filed or furnished by King with the SEC since January 1, 2015 and publicly available prior to the date hereof (but excluding any disclosures in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), King represents and warrants to AB as of the date hereof as follows:

6.1.1                     Each of King and each of its Significant Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. King has furnished to the SEC, prior to the date hereof, a complete and accurate copy of the King Memorandum and Articles of Association of King as amended to the date hereof. The King Memorandum and Articles of Association are in full force and effect and King is not in violation of the King Memorandum and Articles of Association in any material respect. Section 6.1.1 of Part A of the King Disclosure Letter contains a correct and complete list of all members of the King Group, which of King’s Subsidiaries are Significant Subsidiaries, the ownership interest of King in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary.

6.1.2                     All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of King have been validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by King free and clear of all Encumbrances, other than Permitted Encumbrances.

6.1.3                     Capital

(a)                                 The authorised share capital of King consists of 1,000,000,000 King Shares, 40,000 Euro Deferred Shares of €1 each, and 12,500,000 Preferred Shares of $0.00008 each. At October 28, 2015 (the “Capitalization Date”):

(i)                                     315,541,571 King Shares were issued and outstanding, which includes King Shares subject to King Restricted Share Awards and King Linked Shares;

(ii)                                  40,000 Euro Deferred Shares of €1 each in the capital of King were issued and held by the Persons identified in Section 6.1.3(a)(ii) of Part A of the King Disclosure Letter (with the amount of Euro Deferred Shares held by such Person opposite such Person’s name);

(iii)                               no King Shares were held in treasury;

(iv)                              31,097,946 King Shares were reserved for issuance pursuant to the King 2014 Plan, of which number (A) 5,625,657 King Shares were subject to outstanding King RSU Awards, and (B) 3,201,147 King Shares were issuable upon the exercise of outstanding King Options granted under the King 2014 Plan;

(v)                                 20,263,011 King Shares were issuable upon the exercise of outstanding Pre-IPO King Options;

(vi)                              no King Shares were beneficially owned by any Subsidiary of King; and

(vii)                           no Preferred Shares were issued and outstanding.

(b)                                 Section 6.1.3(b) of Part A of the King Disclosure Letter sets forth, at the Capitalization Date:

(i)                                     the number of King Shares that were subject to each King Option outstanding under the King 2014 Plan and the exercise price per King Share of each such King Option;

(ii)                                  the number of King RSUs that were subject to King RSU Awards;

(iii)                               the number of King Shares that were subject to outstanding Pre-IPO King Options and the exercise price per King Share of each such King Option;

(iv)                              the number of King Shares that were subject to Restricted Share Awards; and

(v)                                 the number of King Linked Shares and the Pre-IPO King Options to which they were linked.

(c)                                  All of the outstanding King Shares are, and all King Shares available for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(d)                                 Except as set forth in Clauses 6.1.3(a) and 6.1.3(b), as of the Capitalization Date: (i) no shares in the share capital of King or other voting securities of King were issued, reserved for issuance or outstanding, and (ii) there were no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which any member of the King Group is a party obligating any member of the King Group to (A) issue, transfer or sell any shares in the capital or other equity interests of any member of the King Group or securities convertible into or exchangeable for such shares or equity interests (in each case other than to any member of the King Group); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(e)                                  No member of the King Group has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the King Shareholders on any matter.

(f)                                   There are no voting trusts or other agreements or understandings to which any member of the King Group is a party with respect to the voting of the shares in the capital or other equity interest of any member of the King Group.

(g)                                  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the King Memorandum and Articles of Association is, or at Completion will be, applicable to King or the Transactions.

6.1.4                     Corporate Authority

(a)                                 King has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement, subject (in the case of this Agreement) to receipt of the King Shareholder Approval to consummate the Transactions. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the Transactions have been duly and validly authorised by the King Board and, except for (i) the King Shareholder Approval, (ii) the filing of the required documents and other actions in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, and (iii) the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of King are necessary to authorise the consummation of the Transactions. On or prior to the date hereof, the King Board has determined that the Transactions are fair to and in the best interests of King and the King Shareholders and has adopted a resolution to make, subject to Clause 5.2 and to the obligations of the King Board under the Takeover Rules, the Scheme Recommendation. This Agreement has been duly and validly executed and delivered by King and, assuming this Agreement constitutes the valid and binding agreement of the AB Parties, constitutes the valid and binding agreement of King, enforceable against King in accordance with its terms.

(b)                                 Other than in connection with or in compliance with (i) the provisions of the Act, (ii) the Takeover Panel Act and the Takeover Rules, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) any applicable requirements under the EU Merger Regulation, (vii) any applicable requirements of other Antitrust Laws and (viii) any applicable requirements of NASDAQ or the NYSE, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by King of the Transactions, except for such authorisations, consents, approvals or filings (A) that, if not obtained or made, would not reasonably be expected to materially impede or prevent the consummation of the Acquisition or (B) as may arise as a result of facts or circumstances solely or primarily relating to AB or its Affiliates or Laws or Contracts binding on AB or its Affiliates.

(c)                                  Assuming compliance with the Scheme, Chapter 1 of Part 9 of the Act and any directions or orders of the High Court, none of the execution, delivery or performance of this Agreement or the consummation of the Acquisition will: (i) contravene, conflict with or result in a violation of any of the provisions of the King Memorandum and Articles of Association or other Organisational Documents of any member of the King Group; or (ii) contravene or conflict with in any material respect, or result in a material violation of, any applicable Law or any order, ruling, writ, injunction, judgment, arbitration award or decree to which King, or any of the material assets owned by any member of the King Group, is subject.

6.1.5                     Investment Company

No member of the King Group is an “investment company” within the meaning of the US Investment Company Act of 1940, as amended.

6.1.6                     Legal Compliance

Each member of the King Group and each of their respective businesses and their respective directors and officers (in their capacities as such) are, and during the last 24 months have been, in compliance in all material respects with all applicable Laws and all applicable orders, rulings, decrees, writs, injunctions, judgments or arbitration awards of any court or arbitrator or of any Governmental Body (collectively, “Orders”), including with respect to employment, employment practices, terms and conditions of employment, wages, hours, WARN Act (in the United States) and other comparable applicable non-US Laws, and all applicable Laws and applicable Orders covering discrimination, equal employment opportunity, labour relations, leave of absence, occupational health and safety, wrongful discharge or violation of the personal rights of employees, privacy, data protection, advertising, consumer protection, anti-corruption (e.g. the UK Bribery Act of 2010 and the US Foreign Corrupt Practices Act of 1977), antitrust, fair competition, securities, corporate, disclosure, reporting, Taxes (provided that, as to Taxes, such Laws shall be limited to those governing the filing of Tax Returns, the payment and collection of Taxes and the determinations of amounts in respect of such filings, payments and collections), the Act (including the Companies Acts 1963 to 2005 and all other enactments to be read as one with, or construed or read together as one with such Acts), environmental and intellectual property.  Each member of the King Group holds all material Governmental Authorisations required to lawfully operate its business as currently conducted. Assuming compliance with the provisions of this Agreement, none of the execution, delivery or performance of this Agreement or the consummation of the Acquisition will contravene or conflict with in any material respect, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorisation that is held by any member of the King Group.

6.1.7                     Litigation and Claims

During the prior 24 months, (a) there has been no material investigation or review pending (or, to the Knowledge of King, threatened) by any Governmental Body with respect to any member of the King Group or any of their businesses, and (b) there have been no material Actions pending (or, to the Knowledge of King, threatened) against any member of the King Group or any of their respective businesses.

6.1.8                     Liabilities

Except (a) as and to the extent disclosed, reflected or reserved against on the Most Recent Balance Sheet (including any notes thereto), (b) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (c) as expressly permitted or required by this Agreement or incurred in connection with the preparation and negotiation of this Agreement and/or the Transactions, including King’s associated strategic process, but in each case not involving any breach of any Contract, and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, no member of the King Group has any material obligations or material liabilities, whether or not accrued, contingent or otherwise, that would be required by IFRS to be reflected on a consolidated balance sheet of King and its consolidated Subsidiaries (or in the notes thereto).

6.1.9                     Contracts

(a)                                 Section 6.1.9(a) of Part A of the King Disclosure Letter contains a list of all Contracts in effect as of the date hereof (as amended or supplemented) to which any member of the King Group is a party, or by which any property or asset of any member of the King Group is bound that (i) provides by its terms for committed payments in excess of $15 million per annum or receipts in excess of $100 million per annum; (ii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) other than with respect to exclusive brand licenses for merchandise, imposes on any member of the King Group any material restriction or prohibition with respect to: (A) competing with any other Person; (B) acquiring any product or other asset or any services from any other Person; (C) developing, selling, supplying, distributing, offering, supporting or servicing any product or any Technology or other asset; (D) performing services for or investing in any other Person; or (E) other than as required by applicable Law, engaging in any business anywhere in the world; (iv) grants a right of first refusal, first offer or similar right with respect to a material asset or material portion of King’s business; (v) provides for any joint venture, off-balance sheet partnership or any similar arrangement (including any Contract relating to any transaction or relationship between or among any member of the King Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the King Group in King’s published financial statements or any King SEC Documents; or (vi) imposes or, to the Knowledge of King, purports on its face to impose any material obligation on AB or any of its Subsidiaries (other than, after Completion, any member of the King Group).

(b)                                 None of the execution, delivery or performance of this Agreement or the consummation of the Acquisition will contravene or conflict with in any material respect, or result in a material violation or breach of, or result in a default under, any Material Contract, or give any Person the right (with or without notice or lapse of time) to: (i) declare a default or exercise any material remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify in any material respect any Material Contract.

6.1.10              Financial Controls and Statements

(a)                                 King maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS; (ii) receipts and expenditures are executed only in accordance with the authorisation of management and the directors of King; and (iii) any unauthorised acquisition, use, or disposition of the King Group’s assets that could have a material effect on King’s financial statements would be detected or prevented in a timely manner. King maintains, with respect to the King Group, a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that all material information concerning the King Group is made known on a timely basis to the individuals responsible for the preparation of the King SEC Documents and other required public disclosure documents, and otherwise to ensure that information required to be disclosed by King in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the required certifications in connection therein.

(b)                                 King has disclosed to King’s outside auditors and the audit committee of King (and made copies of such disclosures available to AB): (i) all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of which King has Knowledge and that are reasonably likely to adversely affect in any material respect King’s ability to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in King’s internal controls over financial reporting. King has not received from its independent accountants any notification of any: (i) “significant deficiency” in the internal controls over financial reporting; (ii) “material weakness” in the internal controls over financial reporting; or (iii) fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 5.

(c)                                  The financial statements (including any related notes) contained in the King SEC Documents, other than the financial information furnished as part of King’s periodic earnings releases, (i) were prepared in accordance with IFRS applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (ii) fairly present in all material respects the consolidated financial position of the King Group as of the respective dates thereof and the consolidated results of operations and cash flows of the King Group for the periods covered thereby (subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount).

6.1.11              Tax Matters

Each of the Tax Returns required to be filed by or on behalf of King and each member of the King Group: (a) has, in the case of any Tax Return for material Taxes, been timely filed (after giving effect to any valid extensions of time in which to make such filing); and (b) is accurate and complete in all material respects. King has made available to AB: (i) accurate and complete copies of all Tax Returns of King and each member of the King Group relating to Taxable periods ended on or after December 31, 2012 that are listed in Section 6.1.11 of Part A of the King Disclosure Letter; and (ii) any audit report issued by a Governmental Body within the last three years relating to any Taxes due from or with respect to King and each member of the King Group.  All income or other Taxes payable by or on behalf of each member of the King Group have been timely paid, other than Taxes contested in good faith by appropriate proceedings under circumstances in which the taxpayer is lawfully permitted to delay or refrain from paying such Taxes pending the outcome of such contest and for which sufficient reserves have been established in accordance with IFRS. There are no Encumbrances for Taxes (other than Permitted Encumbrances). There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by King or any member of the King Group with respect to any Tax.

6.1.12              Intellectual Property

(a)                                 King or a wholly-owned Subsidiary of King (i) solely and exclusively owns all rights, title and interest in and to each item of material Registered IP and material unregistered Intellectual Property that is used or embodied in any

Material King Products, or (ii) to the Knowledge of King, holds a valid license to use each item of material Registered IP and material unregistered Intellectual Property that is owned by a third party and that is used or embodied in any Material King Products; in each case free and clear of any Encumbrances (other than Permitted Encumbrances); provided that the foregoing representation concerning the absence of Encumbrances (other than Permitted Encumbrances) on third-party Intellectual Property is made only to the Knowledge of King.  Section 6.1.12(a) of Part A of the King Disclosure Letter lists all material third-party Intellectual Property that is used or embodied in any Material King Products, other than third-party Intellectual Property that is generally available on a commercial basis on standard terms and conditions.

(b)                                 No member of the King Group is a party to or bound by any Order specifically applicable to any member of the King Group that is reasonably expected to: (i) require any member of the King Group to grant to any third party any license, covenant not to sue, release, immunity or other right with respect to any material King Intellectual Property; or (ii) affect any of the material terms or conditions of any license, covenant not to sue, release, immunity or other right that any member of the King Group has granted, grants, may grant or must grant with respect to any material King Intellectual Property.

(c)                                  No member of the King Group has received notice that any Core Trademark as used in an interactive video game of the King Group is currently involved in any material interference, opposition, reissue, re-examination, review or other Action of any nature in the United States, Canada, the European Union, Japan, South Korea or China in which the scope, validity or enforceability of any such Core Trademark is being or has been contested or challenged and, to the Knowledge of the King Group, no such Action has been threatened.

(d)                                 Each member of the King Group uses commercially reasonable efforts to enforce Customer Associate Assignment Agreements.

(e)                                  No member of the King Group has received any written claim from any King Associate challenging or disputing the ownership of any material King Intellectual Property.

(f)                                   To the Knowledge of King, no member of the King Group is a party to or bound by any Contract with any Person (other than the King Associates) that materially prohibits or materially restricts a group of its employees from: (i) certain work assignments; (ii) moving within, between or among any members of the King Group and their Affiliates (or their organization or business units); or (iii) performing any services for or working with any third party, to the extent that each of the foregoing prohibitions or restrictions, individually or in the aggregate, are material to the business of any member of the King Group.

(g)                                  To the Knowledge of King, there are no facts or circumstances that King reasonably expects would render invalid or unenforceable any Core Trademark as used in an interactive video game of the King Group in the United States, Canada, the European Union, Japan, South Korea or China.

(h)                                 To the Knowledge of King, no member of the King Group and none of the King Products or King Product Software is currently infringing (directly, contributorily, by inducement or otherwise), misappropriating, or otherwise violating or, at any time during the 24-month period prior to the date hereof, has infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person, where such infringement, misappropriation, or violation would, individually or in the aggregate, have or reasonably be likely to have a material adverse effect on the King Group.

(i)                                     To the Knowledge of King, none of the King Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar code, in each case,  that has resulted in any of the following, or any other code designed or intended to have any of the following functions: (i) materially disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially damaging or destroying any data or file without the user’s consent.

(j)                                    To the Knowledge of King, no member of the King Group is in violation of any provision of the applicable license agreement for any Open Source Software that is contained in, distributed with or used in the development of any King Product Software or any King Product containing or used in conjunction with any King Product Software, which violation would, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the King Group.

(k)                                 During the last 24 months, no member of the King Group has received any written claim from a third party that any Material King Product incorporates, is integrated with, or, links to any Open Source Software in such a manner that requires any member of the King Group to distribute any material proprietary source code for such King Product under the terms of an Open Source Software license, and, to the Knowledge of King, there would be no reasonable basis for such a claim to be made by a third party. Each member of the King Group has used commercially reasonable efforts to regulate its use and distribution of Open Source Software in compliance with applicable Open Source Software licenses.

(l)                                     No material source code for any King Product Software has been delivered, licensed or disclosed to any escrow agent or other Person (other than (i) to employees of the King Group or other King Associates, in each case, provided in the course of his, her or its employment or engagement by any member of the King Group for the benefit of such member of the King Group; or (ii) otherwise pursuant to Contracts entered into in the ordinary course of business consistent with past practice). No member of the King Group has any duty or obligation (whether present, contingent or otherwise) to deliver, license or disclose the source code for any material King Product Software to any escrow agent or other Person. Except with respect to the foregoing, to the Knowledge of King, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any material source code for any material King Product Software to any other Person.

(m)                             Section 6.1.12(m) of Part A of the King Disclosure Letter contains a list, as of the date hereof, of all standards-setting organization and multi-party special interest groups in which any member of the King Group participates where such participation requires any member of the King Group to grant third parties a license with respect to any material King Intellectual Property.

6.1.13              Information Provided

The information relating to the members of the King Group to be contained in the Scheme Document and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with the High Court or pursuant to the Takeover Rules, in connection with this Agreement, will not, on the date the Scheme Document is or, if applicable, the Takeover Documents are first posted or disseminated to King Shareholders contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

6.1.14              AB acknowledges that: (a) the only representations or warranties given by King in connection with the Transactions with respect to any member of the King Group are those contained in Clauses 6.1.1 through 6.1.13, inclusive, and (b) neither King nor any of its Representatives makes any express or implied representation or warranty or with respect to any other information provided or made available to AB in connection with the Transactions. Neither King nor any of its Representatives will have or be subject to any liability or indemnification obligation to AB or any other person resulting from the distribution to AB and/or to AB’s Representatives, or AB’s use of, any such information, including any information, documents, projections, forecasts or other material made available to AB and/or to AB’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

6.2                               AB Warranties

Except as disclosed in the forms, documents and reports (including exhibits and other information incorporated therein) filed or furnished by AB with the SEC since January 1, 2015 and publicly available prior to the date hereof (but excluding any disclosures in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), AB and AB Sub jointly and severally represent and warrant to King as of the date hereof as follows:

6.2.1                     Qualification, Organisation, etc.

(a)                                 Each of AB and AB Sub is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. AB has filed with the SEC, prior to the date hereof, complete and accurate copies of the Third Amended and Restated Certificate of Incorporation of AB (the “AB Certificate of Incorporation”) and the Second Amended and Restated Bylaws of AB (the “AB Bylaws”) as amended to the date hereof. The AB Certificate of Incorporation and the AB Bylaws are in full force and effect and AB is not in violation of the AB Certificate of Incorporation or the AB Bylaws in any material respect.

(b)                                 All the issued and outstanding shares of capital stock of, or other equity interests in, AB Sub have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by AB free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)                                  AB Sub has, and at the date of the Effective Time will have, sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable it to pay the aggregate Consideration in full in accordance with the terms of the Scheme as well as to make all other required payments payable in connection with the Transactions, including those payments required to be made to holders of King Options and King Share Awards.

(d)                                 King acknowledges that: (i) the only representations or warranties given by AB and AB Sub in connection with the Transactions with respect to AB or AB Sub are those contained in Clauses 6.2.1 through 6.2.4, inclusive, and (ii) neither AB or AB Sub nor any of their respective Representatives makes any express or implied representation or warranty or with respect to any other information provided or made available to King in connection with the Transactions. Neither AB or AB Sub nor any of their respective Representatives will be subject to any liability or indemnification obligation to King or any other person resulting from the distribution to King and/or King’s Representatives, or King’s use of, any such information, including any information, documents, projections, forecasts or other material made available to King and/or to King’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

6.2.2                     Corporate Authority Relevant to this Agreement; No Violation

(a)                                 Each of AB and AB Sub has all requisite corporate power and authority to enter into this Agreement and, with respect to AB, the Expenses Reimbursement Agreement, to consummate the Transactions. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the Transactions have been duly and validly authorised by the AB Board and the board of directors of AB Sub and, except for the filing of the required documents in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of AB or AB Sub are necessary to authorise the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by AB and AB Sub and, assuming this Agreement constitutes the valid and binding agreement of King, constitutes the valid and binding agreement of AB and AB Sub, enforceable against AB and AB Sub in accordance with its terms.

(b)                                 Other than in connection with or in compliance with (i) the provisions of the Act, (ii) the Takeover Panel Act and the Takeover Rules, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) any applicable requirements under the EU Merger Regulation, (vii) any applicable requirements of other Antitrust Laws and (viii) any applicable requirements of NASDAQ or the NYSE, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by AB and AB Sub of the Transactions, except for such authorisations, consents, approvals or filings (A) that, if not obtained or made, would not reasonably be expected to materially impede or prevent the consummation of the Acquisition or (B) as may arise as a result of facts or circumstances solely or primarily relating to King or its Affiliates or Laws or Contracts binding on King or its Affiliates.

(c)                                  No approval of the stockholders of AB is required to consummate the Transactions.

6.2.3                     Information Provided

The information relating to AB and its Subsidiaries to be contained in the Scheme Document and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with the High Court or pursuant to the Takeover Rules, in connection with this Agreement to the extent provided by AB in writing and reproduced therein, will not, on the date the

Scheme Document is or, if applicable, the Takeover Documents are first posted or disseminated to AB Shareholders, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

6.2.4                     Acting in Concert

As of the date hereof, neither AB nor any of its controlled Concert Parties has any interest in any King Shares. In entering into this Agreement, AB is acting as principal only and not Acting in Concert with any other person (other than AB Sub and its Representatives) for the purposes of acquiring control of King or any of its material assets.

7.                                      Additional Agreements

7.1                               Consents and Regulatory Approvals

7.1.1                     The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

7.1.2                     Subject to the terms and conditions hereof, the Parties shall use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

7.1.3                     Subject to the terms and conditions hereof, King and AB shall (and AB shall cause AB Sub to) use all reasonable endeavours to:

(a)                                 take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable;

(b)                                 as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained, made or provided by King or AB or any of their respective Subsidiaries in connection with the consummation of the Transactions;

(c)                                  as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the Transactions, including:

(i)                                     under the HSR Act (it being agreed that the Parties shall make their respective filings under the HSR Act no later than 10 Business Days after the date hereof);

(ii)                                  under the EU Merger Regulation;

(iii)                               under any other Antitrust Laws or foreign investment Laws;

(iv)                              under the Takeover Rules and the Act;

(v)                                 under the Exchange Act or the Securities Act; or

(vi)                              as required by the High Court; and

(d)                                 as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party any Clearances required to be obtained, made or provided by King or AB or any of their respective Subsidiaries in connection with the consummation of the Transactions (including the Acquisition); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall King or AB or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party (other than a Relevant Authority) for any Clearance required in connection with the consummation of the Transactions under any Contract.

7.1.4                     Subject to the terms and conditions hereof, including, with respect to King, Clauses 7.1.7 and 7.1.8, and on the basis that AB shall not be obligated to undertake or accept or agree to implement any of the matters, actions or remedies set forth in Clause 7.1.8, each of the Parties shall, and shall cause each of their respective Subsidiaries to, cooperate and use all reasonable endeavours to:

(a)                                 obtain any Clearances required in connection with the consummation of the Transactions under the HSR Act, the EU Merger Regulation and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade or to regulate foreign investment (collectively, “Antitrust Laws”);

(b)                                 respond to any requests of any Relevant Authority for information or documentary material under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or any other Transactions under any Antitrust Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission;

(c)                                  in particular in jurisdictions in which AB is under the duty to notify or a joint notification is possible, AB shall:

(i)                                     procure that, where applicable, pre-notification discussions concerning the Transactions are commenced as promptly as reasonably practicable;

(ii)                                  procure the filing of the notification in a form reasonably approved by King (such approval not to be unreasonably withheld, conditioned or delayed) as promptly as reasonably practicable;

(iii)                               provide King with final drafts of all written communications intended to be sent to any Relevant Authority, give King a reasonable opportunity to comment thereon, not send such communications without the prior approval of King (such approval not to be unreasonably withheld, conditioned or delayed) and provide King with final copies of all such communications save that in relation to all disclosure under this sub-clause, business secrets and other confidential material may be redacted);

(d)                                 each Party shall, and shall use all reasonable endeavours to cause its advisors to, co-operate with the other Parties in providing to the other Parties such assistance as is reasonably necessary and it is reasonably able to provide, and to provide to any Relevant Authority such information as may reasonably be necessary and it is reasonably able to provide to ensure that:

(i)            the Transactions are validly and promptly notified to any Relevant Authority; and

(ii)           any request for information from any Relevant Authority is fulfilled promptly and in any event in accordance with any relevant time limit, and that, where practicable, it provides copies of any proposed communication with any Relevant Authority in relation to the Transactions to the other Parties and that it takes due consideration of any reasonable comments that the other Parties may have in relation to such proposed communication, provided that it shall not be required to provide the other Parties with any confidential information or business secrets.

7.1.5                     AB and King shall:

(a)                                 promptly advise each other of (and AB or King shall so advise with respect to communications received by any Subsidiary of AB or King, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the Transactions;

(b)                                 not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation or enquiry concerning this Agreement or the Transactions unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and

(c)                                  promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of King or AB or their respective Affiliates, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable privilege or confidentiality concerns. AB shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Relevant Authority without the consent of King, and King shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Relevant Authority without the consent of AB, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.1.5, such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

7.1.6                     Each Party shall provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and, subject to Clauses 7.1.7 and 7.1.8, shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the Acquisition.

7.1.7                     Each member of the King Group agrees to take, or cause to be taken, subject to receipt by King of the prior written consent of AB (which consent may not be unreasonably withheld, conditioned or delayed), and AB and its Subsidiaries agree to take, or cause to be taken, subject to Clause 7.1.8, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition and to avoid or eliminate each and every objection under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Acquisition, in each case, so as to enable the Completion to occur as promptly as practicable and in any event no later than the End Date, provided that any such steps or undertakings are immaterial to AB, King or their combined business (assuming for this purpose that such combined businesses were the size of King).

7.1.8                     Nothing in this Agreement shall require, or be deemed to require, AB (or any of its Subsidiaries) to (and King shall not, and shall cause its Subsidiaries not to, without the prior written consent of AB) take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner) if such action would (a) require any entity (including its Subsidiaries) to divest, hold separate or otherwise take any action that limits such entity’s freedom of action, ownership or control with respect to, or its ability to retain or hold, directly or indirectly, any of its businesses, assets, equity interests, product lines or properties or any equity interest in any joint venture held by such entity, (b) require any undertaking to license any Intellectual Property of the AB Group or any King Intellectual Property or to grant any third party access for marketing purposes to the player networks of any member of the AB Group or the King Group, (c) reasonably be expected to impose any limitation on or result in a material delay in the ability of AB Sub to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares (or the equivalent) in, or to exercise voting or management control over, King or any member of the King Group or on the ability of any member of the King Group to hold or exercise effectively, directly or indirectly, rights of ownership of shares (or the equivalent) in, or to exercise rights of voting or management control over, any member of the King Group, (d) be a limitation on the ability of AB or its Subsidiaries to integrate or co-ordinate its business, or any part of it, with the business of the King Group, or (e) result in a member of the AB Group or the King Group ceasing to be able to carry on business in any jurisdiction it does at the date hereof.  For the avoidance of doubt, the obligation to use all reasonable endeavours to achieve satisfaction of the Conditions for the purposes of Clause 7.1.2 will not cause AB or King to be obliged to do or permit or consent to anything that is inconsistent with this Clause 7.1.8.

7.1.9                     In the event that the Acquisition is not consummated by reason of objections raised by any Relevant Authority under any Antitrust Laws or failure to obtain a Clearance referenced in Condition 3.6, and (a) such objections would reasonably have been expected to be resolved if AB had agreed to take or cause to be taken specified actions (including actions of the type described in Clause 7.1.8) that would have been immaterial to AB, King or their combined business (assuming for this purpose that such combined businesses were the size of King) and (b) AB did not agree to take or cause to be taken such specified actions, then AB shall be obligated to pay King $100,000,000 in cleared, immediately available funds as promptly as possible (but in any event within three Business Days) thereafter.

7.1.10              Until the Effective Time (or termination of this Agreement in accordance with its terms), no member of the AB Group shall acquire, agree to acquire, submit a notification to a Relevant Authority regarding an acquisition or intention to acquire or publicly announce a legally binding Contract or specific plans to acquire (in each case, other than the Acquisition) any Person (or any assets or securities thereof) that is primarily engaged in the business of developing and/or publishing mobile games, if such acquisition or legally binding Contract would involve payment of aggregate consideration in an amount or having a value in excess of $1,000,000,000.

7.1.11              Notwithstanding the reference in Condition 3.1.1 to the “sole discretion” of AB Sub, the exercise of such sole discretion by AB Sub shall require compliance by AB Sub with the provisions of this Clause 7.

7.2                               Directors’ and Officers’ Indemnification and Insurance

7.2.1                     For a period of six years after the Effective Date, AB shall maintain in effect the provisions for indemnification, advancement of expenses, payment of related enforcement costs or exculpation in the Organisational Documents of each member of the King Group or in any agreement to which any member of the King Group is a party and shall, if it is amending any such Organisational Documents, retain such provisions in a manner that will ensure that the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of any member of the King Group or were directors, officers, members, trustees or fiduciaries of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of any member of the King Group (each, together with his or her respective heirs and representatives, a “King Indemnified Party” and, collectively, the “King Indemnified Parties”) in respect of actions or omissions occurring on or prior to the Effective Date (including actions or omissions occurring at or prior to the Effective Time arising out of the Transactions) will not be adversely affected; provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made whether prior to the Effective Date or within such six-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.2.1 in respect thereof shall continue until disposition thereof even if such disposition occurs after the sixth anniversary of the Effective Date. For a period of six years after the Effective Date, AB shall assume, be jointly and severally liable for, and honour and guarantee, and shall cause King and its Subsidiaries to honour, in accordance with their respective terms, (a) the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of each member of the King Group and its Subsidiaries or in any agreement to which any member of the King Group is a party and (b) each of the covenants contained in this Clause 7.2.

7.2.2                     For a period of six years from the Effective Date, AB shall cause to be maintained in effect:

(a)                                 the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by any member of the King Group with respect to matters arising on or before the Effective Time (provided that AB may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured persons (other than changes to the terms and conditions in the applicable insurer’s form that are not material to the beneficiaries thereof)); or

(b)                                 a “tail” policy (which King may purchase at its option, subject to AB’s prior consultation, prior to the Effective Time, and, in such case, AB shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by King) under King’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by King’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to King’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that, in the aggregate, are no less favourable to the insured persons than those of King’s directors’ and officers’ insurance policy in effect as of the date hereof;

provided, however, that, notwithstanding the foregoing, AB shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by King prior to the date hereof in respect of the coverage required to be obtained pursuant to paragraph (a) of this Clause 7.2.2 and AB shall not be required to pay, and King shall not be permitted to pay, a total premium in excess of 600% of the last such annual premium in respect of any “tail” policy obtained pursuant to paragraph (b) of this Clause 7.2.2, but in either such case the relevant Party shall purchase as much coverage as reasonably practicable for such amount.

7.2.3       The rights of each King Indemnified Party under this Clause 7.2 shall be in addition to, and not in limitation of, any other rights such King Indemnified Party may have under the Organisational Documents of each member of the King Group as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.2 shall survive the consummation of the Transactions and shall not be terminated or modified in such a manner as to adversely affect any King Indemnified Party without the written consent of such affected King Indemnified Party (it being expressly agreed that the King Indemnified Parties shall be third-party beneficiaries of this Clause 7.2 and shall be entitled to enforce the covenants contained in this Clause 7.2).

7.3          Employment and Benefit Matters

7.3.1       For a period of two years following the Effective Date, AB shall provide, or shall cause to be provided, to each King Employee:

(a)           base compensation that is equal to or greater than the base compensation provided to such King Employee prior to the Effective Time; and

(b)           cash bonus opportunities, the aggregate annual amount of which are substantially comparable in target amount to those provided to such King Employee immediately prior to the Effective Time.

For a period of two years following the Effective Date, AB shall provide, or shall cause to be provided, on an aggregate (and not individual) basis across the King Group, pensions, retirement and benefits (excluding severance benefits) that are substantially comparable in the aggregate to those provided to the King Employees immediately prior to the Effective Time, subject to an aggregate increase in annual cost not to exceed 10% to such King Employees’ employers.

Further, and notwithstanding any other provision of this Agreement to the contrary, AB shall provide, or shall cause to be provided, during the two-year period following the Effective Date, severance benefits to each King Employee in accordance with, or no less favourable than, King’s past practice or policy, giving full credit for each King Employee’s full years of service with the King Group and its predecessors prior to the Effective Time and full years of service with AB and its Affiliates following the Effective Time.

7.3.2       King shall have the right to pay to each employee of any member of the King Group all unpaid bonuses that have been earned or accrued, and which have become payable, in the ordinary course consistent with past practice relating to the period (or any part thereof) up to the Effective Date, and where any such bonuses become payable after Completion, AB shall procure that the relevant member of the King Group shall pay such bonuses to their employees in accordance with the terms and conditions applicable to the payment of such bonuses.

7.3.3       From the Effective Date, each King Employee (other than any King Employees identified by King as transitional for this purpose) shall become a participant in the King profit sharing plan which is anticipated to be established for 2016 and consistent with the summary of terms agreed by the Parties prior to the date hereof (the “King Profit Sharing Plan”) and the profit sharing pool under the King Profit Sharing Plan shall be calculated for the calendar year 2016 as if the plan had commenced on January 1, 2016.  King shall reasonably consult with AB regarding the timing and content of any announcement to King employees about the King Profit Sharing Plan.  Except as provided in the next succeeding sentence, for 2016, an amount equal to (i) the sum of the grant date values of all incentive equity that is granted by King to its employees on or after January 1, 2016  (including, for the 2016 annual grants, promotions, adhoc grants for retention purposes and new hire grants), as determined accordance with the US GAAP used by AB with respect to similar awards for purposes of measuring compensation expense for such awards accrued for financial accounting purposes, reduced (but not below zero) by (ii) $15 million, shall be deducted from the 2016 profit sharing pool as detailed in the King Profit Sharing Plan.  In determining the equity incentives to be taken into account under the immediately preceding sentence, any equity incentives approved prior to October 30, 2015 that are granted in 2016 in accordance with the authority provided under paragraph 8.1 of Schedule 1 shall be excluded.  Other than as contemplated by sub-paragraphs 8.1, 8.2, 8.4 and 8.5 of Schedule 1 or as set out in Section 6.1.3(d) of Part A of the King Disclosure Letter, King agrees that the only equity incentive grants to be made from the date hereof prior to January 1, 2016 shall be for new hires, promotions or adhoc grants for retention purposes and such grants shall be in such amounts and have such terms and conditions which are in the ordinary course of business consistent with past practice.

7.3.4       For the purposes of vesting, eligibility to participate and level of benefits under the King Benefit Plans pursuant to which AB provides benefits to any King Employee after the Effective Time (the “New Plans”), each King Employee shall be credited with his or her years of service with the King Group and its predecessors before the Effective Date, to the same extent as such King Employee was entitled, before the Effective Time, to credit for such service under any similar King Benefit Plan in which such King Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing:

(a)           each King Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a King Benefit Plan in which such King Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and

(b)           for the purposes of each New Plan providing disability, medical, dental, pharmaceutical and/or vision benefits to any King Employee, AB shall use all reasonable endeavours to cause (and where this is not possible, provide reasonable compensation for):

(i)            all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to his or her coverage under the New Plans, was subject to such conditions under the comparable Old Plans; and

(ii)           any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for the purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

7.3.5       Where AB maintains any of the Old Plans in full force and effect, the provisions of Clause 7.3.4 shall not apply with respect to the benefits available under such Old Plans unless and until AB replaces such Old Plans with New Plans. Nothing in this Agreement shall require AB to replace the Old Plans with New Plans where the Old Plans remain in full force and effect.

7.3.6       Nothing in this Agreement shall confer upon any King Employee any right to continue in the employment or service of any member of the King Group, AB or any Affiliate of AB, or shall interfere with or restrict in any way the rights of any member of the King Group, AB or any Affiliate of AB, which rights are hereby expressly reserved, to discharge or terminate the services of any King Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.3 shall (x) be deemed or construed to be an amendment or other modification of any King Benefit Plan or employee benefit plan, arrangement or agreement of AB, or (y) create any third-party rights in any current or former service provider of AB, King or any of their respective Affiliates (or any beneficiaries or dependents thereof).

7.4          Financing Cooperation

7.4.1       Prior to the Completion Date, King shall use all reasonable endeavours to provide to AB, and shall cause its Subsidiaries to, and shall use all reasonable endeavours to cause the respective officers, directors, employees and advisors and other Representatives, including legal and accounting, of each member of the King Group to, provide to AB and its Subsidiaries such cooperation as may be reasonably requested by AB in connection with the syndication and consummation of the Financing (provided that, in each case, such requested cooperation does not unreasonably interfere with the business or operations of any member of the King Group), including:

(a)           participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions or sessions with prospective lenders, investors and rating agencies, in each case as reasonably requested and upon reasonable advance notice; provided, however, that such participation will be limited to King’s Executive Officers and will be solely for the purpose of providing information in relation to King;

(b)           providing information in connection with the preparation of materials for rating agency presentations, bank information memoranda, lender presentations, investor presentations and other customary marketing materials and documents required or necessary in connection with the Financing and the Transactions, including furnishing customary and reasonable business and financial projections reasonably requested by AB or any of its Subsidiaries, furnishing customary and reasonable records, data or other information necessary to support any statistical information or claims relating to any member of the King Group appearing in the aforementioned marketing materials, and, at the reasonable request of AB, providing necessary support and information to enable AB to prepare materials demonstrating the meaningful differences in measurement of the King Group’s historical financial performance under IFRS compared to US GAAP, consenting (such consent not to be unreasonably withheld, conditioned or delayed) to AB filing a Form 8-K with the SEC disclosing information identified by AB relating to the King Group (other than projections) for purposes of permitting such information to be included in marketing materials or memoranda for the Financing to be provided to potential investors who do not wish to receive material non-public information with respect to AB and its Subsidiaries, the King Group or any of their respective securities; provided, however, that nothing in this sub-clause requires King to provide (i) information regarding compensation, (ii) US GAAP financial information or (iii) anything that will result in unreasonable interference with the business of King;

(c)           furnishing AB, as promptly as reasonably practicable upon request by AB in connection with the Financing, with the following financial information regarding the King Group: (i) the audited consolidated statements of financial position for the fiscal years ended on December 31, 2012, December 31, 2013 and December 31, 2014 (and, if applicable, each subsequent fiscal year ended at least 90 days prior to the Completion Date) and related audited consolidated statements of operations, comprehensive income, changes in equity and cash flows of the King Group for the fiscal years ended on December 31, 2012, December 31, 2013 and December 31, 2014 (and, if applicable, each subsequent fiscal year ended at least 90 days prior to the Completion Date), in each case, prepared in accordance with IFRS, and in compliance with Regulation S-X promulgated under the Securities Act (“Regulation S-X”), and (ii) the unaudited consolidated statements of financial position and related consolidated statements of operations of the King Group for each subsequent fiscal quarter ended at least 45 days prior to the Completion Date, and for the comparable period of the prior fiscal year, in each case, prepared in accordance with International Accounting Standard 34, as issued by IASB; provided, however, that nothing in this sub-clause (c) requires King to provide (A) information regarding compensation, (B) US GAAP financial information or (C) information that is subject to confidentiality agreements, or is privileged, or is otherwise confidential and is a trade secret or competitively sensitive (unless disclosure is required to avoid a material misstatement or omission or is material non-public information and disclosed pursuant to Clause 7.4.1(b) above).  Subject to disclosures contemplated by sub-clause (C) of the immediately preceding sentence, AB shall cause all non-public or other confidential information provided by or on behalf of King or any of its Subsidiaries or Representatives pursuant to this Clause 7.4 to be kept confidential in accordance with the AB Confidentiality Agreement;

(d)           furnishing AB, as promptly as reasonably practicable and prior to Completion with financial and other information with respect to the members of the King Group prepared in accordance with the applicable provisions of US GAAP and Regulation S-X reasonably necessary for AB to (i) evaluate the significance of the members of the King Group pursuant to Regulation S-X and (ii) prepare pro forma financial statements (including financial information with respect to the members of the King Group as of and for (x) the most recent annual period provided pursuant to sub-clause (c)(i) above, (y) the most recent interim period provided pursuant to sub-clause (c)(ii) above and (z) the 12-month period ending on the most recent statements of financial position date of King provided pursuant to sub-clauses (c)(i) or (c)(ii) above), prepared by AB after giving effect to the Transactions and the Financing as if such transactions and the Financing had occurred as of such date (in the case of statements of financial position) or at the beginning of such period (in the case of other financial statements) in accordance with the applicable provisions of US GAAP and Regulation S-X;

(e)           reasonably cooperating with requests for due diligence to the extent customary for financings of a type similar to the Financing and provided that such requests do not unreasonably interfere with the business of King;

(f)            providing promptly, and in any event, at least three Business Days prior to the Completion Date, such customary documentation and other customary information about the King Group as is reasonably requested in writing by AB reasonably in advance of, and in any event, at least 20 calendar days prior to, the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g)           assisting with the preparation of any credit agreements, indentures, notes, security purchase agreements, guarantees, pledge and security documents, hedging arrangements, other definitive financing documents, and other certificates or documents and back-up therefor and back-up for legal opinions customary in connection with financings of a type similar to the Financing as may be reasonably requested by AB or any of its Subsidiaries; and

(h)           cooperating with AB and AB’s efforts to obtain corporate and facilities ratings as reasonably requested by AB.

provided that:

(i)            no member of the King Group shall be required to pay any commitment or other fee or incur any cost, expense or liability (other than fees and expenses that are to be promptly reimbursed by AB under Clause 7.4.2) in connection with the Financing prior to the Completion Date;

(ii)           the King Board and officers of King prior to the Completion Date and the directors and officers of the Subsidiaries of King prior to the Completion Date shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained;

(iii)          no member of the King Group shall be required to execute, prior to the Completion Date, any financing agreements, including any credit, security, pledge or other agreements in connection with the Financing, or deliver any solvency, officers’ or similar certificates or legal opinions in connection with the Financing, in each case, that are not subject to the occurrence of the Completion Date (other than representation letters required by King and its Subsidiaries’ auditors in connection with the delivery of “comfort letters”); and

(iv)          except as expressly provided above, no member of the King Group shall be required to take any corporate actions that are not subject to the occurrence of the Completion Date to permit the consummation of the Financing.

7.4.2       AB shall, promptly upon request by King, reimburse King for all reasonable documented out-of-pocket costs and expenses incurred by any member of the King Group in connection with cooperation under this Clause 7.4 and shall indemnify and hold harmless King, its Subsidiaries and their respective Representatives (including the King Board and officers of King or any of its Subsidiaries prior to the Completion Date) from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties (each, a “Loss”) suffered or incurred by them in connection with the syndication or consummation of the Financing, any information utilised in connection therewith and any action taken by them at the request of AB or its Representatives (other than information provided by any member of the King Group or to the extent a Loss arises from the gross negligence, bad faith or misconduct of or a breach of this Agreement by an indemnified party).

7.4.3       King shall, or shall cause its Subsidiaries to, supplement the information provided in connection with the Financing on a reasonably current basis to the extent that any such information, to the Knowledge of King, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading in any material respect at the time and in light of the circumstances under which such statement is made, promptly after gaining Knowledge thereof.

7.4.4       King hereby consents to the use of the names and marks of King and its Affiliates (including any Trademarks derived therefrom) in connection with the Financing; provided, that such names and marks are used solely in a manner that is not intended to or reasonably likely to harm or disparage King or its Affiliates or their reputation, goodwill or intellectual property.

7.4.5       King shall use all reasonable endeavours to assist in the delivery to AB of customary payoff letters, lien terminations and instruments of discharge in form and substance reasonably satisfactory to AB to allow for the payoff, discharge and termination in full on the ABL credit facility under the ABL Credit Agreement dated as of October 7, 2013, as amended, among Midasplayer International Holding Company Limited, King.com Limited, Midasplayer Vertriebs GmbH, JP Morgan Chase Bank, N.A. and the other parties thereto.

7.4.6       Notwithstanding anything to the contrary in the foregoing, nothing in this Clause 7.4 shall require any member of the King Group to take any action that would violate Section 82 of the Act.

7.5          Transaction Challenges

7.5.1       King shall consult and cooperate with AB in King’s defence or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between King or any of its Affiliates and AB, AB Sub or any of their respective Affiliates) against King or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the High Court or any other court in Ireland and/or any court in the United States in connection with the Scheme, the Transactions, this Agreement or the Expenses Reimbursement Agreement.

7.5.2       AB shall consult and cooperate with King in AB’s defence or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between AB, AB Sub or any of their respective Affiliates and King and any of its Affiliates) against AB or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the High Court or any other court in Ireland and/or in any court in the United States in connection with the Scheme, the Transactions, this Agreement or the Expenses Reimbursement Agreement.

8.             Completion of Acquisition

8.1          Completion Date

8.1.1       Completion shall take place at 5:00 p.m., Irish time, on a date to be agreed by the Parties, being not more than three Business Days (or such shorter period of time as remains before 11:59 p.m., Irish time, on the End Date) after the satisfaction or, in the sole discretion of AB Sub, waiver (where permissible) of all of the Conditions with the exception of Condition 2.4 (delivery and registration of the Court Order and a copy of the minute required by Section 86 of the Act) (but subject to the satisfaction of such Condition) and the receipt by King of the Court Order (the “Completion Date”).

8.1.2       Completion shall take place at the offices of William Fry, Dublin.

8.2          On or prior to Completion:

King shall procure that a meeting of the King Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

8.2.1       the allotment and issue to AB Sub (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of King provided for in the Scheme;

8.2.2       the removal of the directors of King as AB shall determine; and

8.2.3       the appointment of such persons as AB may nominate as the directors of King.

8.3          On Completion:

8.3.1       King shall deliver to AB:

(a)           a certified copy of the resolutions of the King Board referred to in Clause 8.2;

(b)           letters of resignation from the directors that are removed from King in accordance with Clause 8.2.2 (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against King or any member of the King Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(c)           share certificates in respect of the aggregate number of shares in the capital of King to be issued to AB Sub (and/or its nominees) in accordance with the Scheme.

8.3.2       King shall cause an office copy of the Court Order and a copy of the minute required by Section 86 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

8.4          Payment of Consideration

AB shall pay the Consideration within 14 days following the Effective Date in accordance with the terms and conditions of the Scheme, which includes paying the Consideration due to each King Shareholder in respect of each King Share held.

9.             Termination

9.1          Termination

9.1.1       This Agreement may be terminated at any time prior to the Effective Time:

(a)           by either King or AB if the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(b)           by either King or AB if the Effective Time shall not have occurred by 11:59 p.m., Irish time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1.1(b) shall not be available to a Party whose breach of any provision of this Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(c)           by either King or AB if the High Court declines or refuses to sanction the Scheme unless both Parties agree that the decision of the High Court shall be appealed (it being agreed that King shall make such an appeal if requested to do so by AB);

(d)           by either King or AB if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such injunction shall have become final and non-appealable;

(e)           by King, if any AB Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which material breach or failure to perform:

(i)            would result in a failure of any Conditions; and

(ii)           if curable, is not cured within 30 days following King’s delivery of written notice to AB of such breach or failure to perform (which notice shall state King’s intention to terminate this Agreement pursuant to this Clause 9.1.1(e) and the basis for such termination);

(f)            by AB, if King shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which material breach or failure to perform:

(i)            would result in a failure of any Conditions; and

(ii)           if curable, is not cured within 30 days following AB’s delivery of written notice to King of such breach or failure to perform (which notice shall state AB’s intention to terminate this Agreement pursuant to this Clause 9.1.1(f) and the basis for such termination);

(g)           by AB, in the event that a King Change of Recommendation shall have occurred;

(h)           by King upon written notice at any time following delivery of a Final Recommendation Change Notice in accordance with Clause 5.2.5; or

(i)            by mutual written consent of King and AB.

9.1.2       Termination of this Agreement in accordance with Clause 9.1.1 shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement or Clause 7.1.9, and, following such termination, no Party shall have any liability to the other Parties in connection with this Agreement or the Transactions, except as provided in the Expenses Reimbursement Agreement; provided that such termination shall not relieve any Party from liability for fraud or willful breach of, or failure to perform, this Agreement.  Clause 10 (other than Clauses 10.1 and 10.11) shall survive, and continue in full force and effect, notwithstanding the termination of this Agreement. If AB or AB Sub bring a successful action against King for liability for willful breach of, or failure to perform, this Agreement, then all amounts (if any) paid by King to AB under Clause 3.2.1(a) of the Expenses Reimbursement Agreement which are included in any award made by a court of competent jurisdiction against King arising from liability for willful breach of, or failure to perform, this Agreement shall be credited against the amount of such award.

9.1.3       Each Party understands and confirms that termination of this Agreement shall:

(a)           be without prejudice to the provisions of the Expenses Reimbursement Agreement or the AB Confidentiality Agreement; and

(b)           not affect the obligations of each Party to pay the costs and expenses provided in Clause 10.12.

10.          General

10.1        Announcements

(a)           Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Transactions, the Scheme or this Agreement. AB and King shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including the Panel).  The Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form of the Rule 2.5 Announcement.

(b)           For the avoidance of doubt, the provisions of Clause 10.1(a) do not apply to any announcement, document or publication in connection with a King Alternative Proposal or King Superior Proposal or a change in the Scheme Recommendation, provided that King shall have provided an advance copy of any such proposed announcement to AB before release, or any amendment to the terms of the Scheme proposed by AB that would effect an increase in the Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2        Notices

10.2.1     Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service), by email or hand delivery to the Party to be served as follows:

(a)           if to AB, to:

Chris Walther

Chief Legal Officer

3100 Ocean Park Boulevard

Santa Monica, CA 90405

United States

Email: chris.walther@activision.com

with copy to:

Mason Hayes & Curran

South Bank House

Barrow Street

Dublin 4

Attention: Justin McKenna

Email: jmckenna@mhc.ie

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

United States

Attention: Jeffrey J. Rosen; William D. Regner

E-mail: jrosen@debevoise.com; wdregner@debevoise.com

(b)           if to King, to:

Robert Miller

Chief Legal Officer

10th Floor

1 Central St Giles

London WC2H 8AG

United Kingdom

Attention: Chief Legal Officer

Email: Rob@king.com, legal@king.com

and

William Fry

2 Grand Canal Square

Dublin 2

Ireland

Attention: David Fitzgibbon

Email: david.fitzgibbon@williamfry.com

and

Fenwick and West

Mountain View Office

Silicon Valley Center

801 California Street

Mountain View, CA 94041

United States

Attention: Mark Stevens; David Michaels; Ken Myers

Email: mstevens@fenwick.com; dmichaels@fenwick.com;

kmyers@fenwick.com

or such other postal address or email address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

10.2.2     Any notice or document shall be deemed to have been served:

(a)           if delivered by overnight delivery or by hand, at the time of delivery; or

(b)           if sent by e-mail, at the time of the sending of the e-mail (provided that any notice deemed to have been served on any day that is not a Business Day, or on any Business Day after 5:30 p.m. (addressee’s local time), shall be deemed to have been served at 9:00 a.m. (addressee’s local time) on the next Business Day).

10.3        Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party, provided that AB may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided that prior consent in writing has been obtained from the Panel if required in respect of such assignment, but no such assignment shall relieve AB of its obligations hereunder.

10.4        Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, e-mail or otherwise).

10.5        Amendment

10.5.1     No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that following obtainment of the King Shareholder Approval there shall be no amendment to the provisions hereof which by Law requires further approval by the King Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

10.5.2     Notwithstanding anything to the contrary contained herein, none of this Clause 10.5.2, Clause 10.14.3 or Clause 10.14.4 may be amended, modified, waived or terminated in a manner that adversely affects in any respect the Financing Sources without the prior written consent of the Financing Sources that are party to the Financing and so adversely affected.  It is expressly agreed that the Financing Sources in their capacities as such shall be third-party beneficiaries of the immediately preceding sentence of this Clause 10.5 and shall be entitled to enforce such sentence as if they were a party to this Agreement.  It is further expressly agreed that the preceding two sentences of this Clause 10.5 shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state or jurisdiction.

10.6        Entire Agreement

This Agreement, together with the AB Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by the AB Parties and King in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the AB Parties (or any of them) and King with respect to the subject matter hereof, it being understood that the AB Confidentiality Agreement shall survive the execution and delivery of this Agreement and that no action by any Party contemplated by this Agreement shall be deemed to breach the AB Confidentiality Agreement.

10.7        Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8        Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

10.8.1     affect that right, power or remedy; or

10.8.2     operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9        Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction that shall not affect or impair:

10.9.1     the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

10.9.2     the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement; and

it is agreed by the Parties that a court of competent jurisdiction may sever any such invalid, illegal or unenforceable provision and should any provision of this Agreement be invalid or unenforceable, then such provision shall be deemed to have been automatically amended in such a way that, as amended, it is valid, legal and enforceable and to the maximum extent possible carries out the original intent of the Parties as to the matter or matters in question.

10.10      No Partnership and No Agency

10.10.1  Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

10.10.2  Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party.

10.11      Further Assurance

Without limitation to the provisions of this Agreement, the Parties shall, and shall procure that each member of their respective Groups shall, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Transactions or carry out the purposes of this Agreement.

10.12      Costs and Expenses

Save for:

10.12.1  the Panel’s document review fees (which shall be borne and discharged by AB); and

10.12.2  the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged by AB);

each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition and all other Transactions, except as otherwise provided in this Agreement.

10.13      No Third-Party Rights

Subject as provided in Clauses 7.2, 10.5, 10.14.3 and 10.14.4, no one other than a Party shall have any right to enforce any of its terms and no third party shall be a beneficiary in any way of this Agreement or have the right to rely on any provision hereof.

10.14      Governing Law and Jurisdiction

10.14.1  Except as provided herein, this Agreement shall be governed by, and construed in accordance with, the Laws of Ireland, without regard to the conflicts of law rules of Ireland that would result in the application of the laws of any other jurisdiction.

10.14.2  Except as provided herein, each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts in Ireland. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

10.14.3  Financing Sources Arrangements

Notwithstanding anything to the contrary contained herein.  King, on behalf of itself and its Affiliates and Representatives, hereby (i) acknowledges that none of the Financing Sources in their capacities as such shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions, including any dispute related to, or arising from, the Financing, the related commitment letter or the performance thereof, (ii) waives any rights or claims against any of the Financing Sources in their capacities as such in connection with this Agreement, the Financing or the related commitment letter, whether at law or equity, in contract, in tort or otherwise, and (iii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in its capacity as such in connection with this Agreement, the Financing, the related commitment letter or the Transactions.  With respect to any dispute or proceeding relating to this Clause 10.14.3, King, on behalf of itself and its Affiliates and Representatives, (w) submits to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (w), the “Applicable Courts”), and agrees that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (x) waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (y) waives, to the fullest extent permitted by law, the defences of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, and (z) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Clause 10.14.3 is intended to, or shall, affect the rights or remedies of the parties to the Financing.

It is expressly agreed that the Financing Sources in their capacities as such shall be third-party beneficiaries of this Clause 10.14.3 and shall be entitled to enforce the provisions contained in this Clause 10.14.3 as if they were a party to this Agreement.  It is further expressly agree that the provisions of this Clause 10.14.3, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state or jurisdiction.

10.14.4  Each of the Parties hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement, any of the Transactions, the Financing or the performance of services thereunder or related thereto against any Financing Source in its capacity as such, including any Action described in Clause 10.14.3 in any such court described in Clause 10.14.3. It is expressly agreed that the Financing Sources in their capacities as such shall be third-party beneficiaries of this Clause 10.14.4 and shall be entitled to enforce the provisions contained in this Clause 10.14.4 as if they were a party to this Agreement.  It is further expressly agreed that the immediately preceding sentence of this Clause 10.14.4 shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state or jurisdiction.

10.15      Non-Survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

IN WITNESS whereof the Parties have entered into this Agreement on the date first specified above.

Schedule 1

King Conduct

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by applicable Law, or as expressly contemplated or expressly permitted elsewhere in this Agreement or in Part B of the King Disclosure Letter, or as expressly agreed to in writing by AB (AB acting reasonably at all times and such agreement not to be unreasonably withheld, conditioned or delayed), King undertakes to and covenants with AB that it:

1.                shall not, and shall procure that its Subsidiaries shall not, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of any member of the King Group);

2.                shall not, and shall procure that its Subsidiaries shall not, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

3.                shall not, and shall procure that its Subsidiaries shall not:

3.1             increase the compensation or other benefits payable (other than those permitted by sub-paragraph 3.6) or provided to current or former King officers (holding an executive position) or members of the King Board other than (a) the commencement of the automatic enrolment pension and employer defined contribution scheme for employees of any member of the King Group based in the United Kingdom, or (b) any increase in any such employee’s compensation which comes into effect as part of King’s ordinary course annual review of employee compensation and by a gross amount of no more than 10% of the gross compensation or other benefits payable, as applicable, to such employee;

3.2             hire any individual to act as an executive officer of King or terminate the employment of (a) any Executive Officer, or (b) any such individual acting as an executive officer of King;

3.3             increase the compensation or other benefits payable (other than those permitted by sub-paragraph 3.6) or provided to any employee of any member of the King Group with a title of Vice President or Senior Vice President (a “King Specified Employee”) who is not a current or former King officer (holding an executive position) or member of the King Board other than (a) the commencement of the automatic enrolment pension and employer defined contribution scheme for employees of any member of the King Group based in the United Kingdom, (b) in the ordinary course of business consistent with past practice and by a gross amount of no more than 10% of the gross compensation or other benefits payable, as applicable, to such King Specified Employee on the date hereof, or (c) in connection with ordinary course promotions of employees to Vice Presidents and Vice Presidents to Senior Vice Presidents in such amounts and in such forms as are in the ordinary course of business consistent with past practice;

3.4             increase the compensation and other benefits payable to all employees of members of the King Group by a gross amount of more than 5% of the gross compensation or other benefits payable, as applicable, to all such employees on the date hereof;

3.5             enter into any employment, change of control, severance or retention agreement with any King Specified Employee other than (a) employment agreements with newly hired King Specified Employees that are terminable on not more than six calendar months’ notice without penalty or liability other than amounts required to be paid under applicable Law or existing policies of any member of the King Group, or (b) severance agreements that provide severance benefits that are entered into with King Specified Employees in the ordinary course of business in connection with terminations of employment;

3.6             establish, adopt, enter into, amend or terminate any King Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries other than (i) the commencement of the automatic enrolment pension and employer defined contribution scheme for employees of any member of the King Group based in the United Kingdom; (ii) the renewal of existing benefits made in the ordinary course consistent with past practice; or (iii) establishment, adoption, entry into or amendment made to any constituent part of any King Benefit Plan which does not increase the cost or expected cost of that constituent part of that King Benefit Plan to employees of any member of the King Group in a particular country by more than 5% of payroll in that country;

3.7             fund any rabbi trust or similar arrangement;

3.8             accelerate any rights or benefits of any King Specified Employee in a manner that is not in the ordinary course consistent with past practice; or

3.9             change any actuarial assumptions used to calculate the funding obligations with respect to any King Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS or applicable Law (except, in the case of each of sub-paragraphs 3.1 through 3.9 of this paragraph 3, inclusive, as otherwise permitted pursuant to this paragraph 3 or as required by King Benefit Plans in effect as of the date hereof or as otherwise required by applicable Law);

4.                shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in IFRS, US GAAP, applicable Law or SEC policy;

5.                shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in any joint venture arrangement, or acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations (for the purpose of this paragraph 5, each such event an “Investment”), other than (i) as expressly permitted by Clause 5.2 of the Agreement, or (ii) in respect of any Investment which relates to a minority investment by any member of the King Group, for consideration of not more than $5 million for each Investment (so long as it is an Investment which results in King’s and its Subsidiaries’ ownership being less than 20% of the equity interests of the invested entity and King cannot consolidate such entity for financial reporting or tax purposes) and limited to no more than five such Investments;

6.                shall not amend the King Memorandum and Articles of Association or any other Organisational Documents and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

7.                shall not, and shall procure that its Subsidiaries shall not, enter into any Contract (other than (a) amendments to Contracts in the ordinary course of business or (b) any standard terms and conditions or amendments thereto) that would be a Material Contract if such Contract had been entered into prior to the date hereof (and where agreement to effect any of the matters set out in this paragraph 7 is sought from AB, AB shall have 72 hours from receipt of any written request from King to respond in writing to such request, failing which AB shall be deemed to have agreed to such action);

8.                shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in any member of the King Group or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise un-exercisable option under any of the King Share Plans (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than:

8.1             issuances of King Options or King RSU Awards under the King 2014 Plan after the date hereof to individuals who, in the ordinary course of business, would have received a grant of equity incentives prior to the date hereof under King’s usual compensation practices, but who have not yet received such grants due to the pendency of the negotiations of this Agreement, in respect of an aggregate amount of no more than 400,000 King Shares in such amounts and on such terms as are in the ordinary course of business consistent with past practice for awards to employees in comparable roles;

8.2             issuances of King Options or King RSU Awards under the King 2014 Plan to any person who becomes an employee of any member of the King Group after the date hereof in such amounts and on such terms as are in the ordinary course consistent with past practice for awards to employees in comparable roles;

8.3             the issuance during the course of the first quarter of 2016 of new King Options or new King RSU Awards under the King 2014 Plan to the then existing employees of any member of the King Group or, thereafter, in connection with ordinary course promotions, in each case in such amounts and on such terms as are in the ordinary course consistent with past practice;

8.4             issuances of King Shares or releases of King Linked Shares in respect of any exercise (or, in the case of King Linked Shares, purported exercise) of options or the vesting or settlement of share awards pursuant to the King Share Plans;

8.5             selling or withholding of King Shares to satisfy tax obligations pertaining to the exercise of options or the vesting or settlement of share awards or to satisfy the exercise price with respect to options or to effectuate an optionee direction upon exercise; and

8.6             granting participation in the King Profit Sharing Plan to King Employees and making issuances pursuant to the King Profit Sharing Plan as contemplated by Clause 7.3.3;

9.                shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, other than acquisitions of King Shares subject to Restricted Share Awards or King Linked Shares in accordance with their terms;

10.             shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), provided that the foregoing shall not prohibit King and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

11.             shall not, and shall not permit any of its Subsidiaries to, acquire, lease, license or otherwise obtain any of its material properties or assets or to, sell, lease, exclusively license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its material properties or assets, other than:

11.1           dispositions of inventory or equipment in the ordinary course of business;

11.2           non-exclusive intellectual property licenses in connection with product development, publishing or brand licensing for the benefit of King, or exclusive intellectual property licenses in connection with brand licenses, in each case in the ordinary course of business consistent with past practice;

11.3           for transactions among King and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice; or

11.4           for transactions (excluding transactions for the purchase or sale of Intellectual Property) in the ordinary course of business consistent with past practice involving less than $15 million individually and $30 million in the aggregate;

12.             shall not, and shall procure that its Subsidiaries shall not, enter into a new line of business that: (A) is material to the King Group; or (B) represents a category of revenue that is not discussed in Item 1 of King’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014;

13.             shall not, and shall procure that its Subsidiaries shall not, (A) other than in the ordinary course of business consistent with past practices, enter into any Contract pursuant to which any member of the King Group grants to any other Person any non-competition, “most-favoured nation”, exclusive marketing or other exclusive rights (other than exclusive brand licenses, and non-solicitation agreements with respect to employees) of any type or scope, or that otherwise restricts or purports on its face to restrict in a material respect any member of the King Group from engaging or competing in any material line of business in any location; or (B) enter into any Contract that, upon completion of the Acquisition, would restrict or purport on its face to restrict AB or any of its Subsidiaries (including any member of the King Group) from engaging or competing in any line of business in any location;

14.             shall not, and shall procure that its Subsidiaries shall not, adopt, approve or implement any “poison pill” or similar rights plan or related agreement;

15.             shall not, and shall procure that its Subsidiaries shall not, announce, implement or effect any reduction in labour force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the King Group, other than (i) routine employee terminations in the ordinary course of business consistent with past practices, or (ii) where any of the foregoing actions set out in this paragraph 15 affects 19 or fewer employees in one location;

16.             shall not, and shall procure that its Subsidiaries shall not, engage in any merger;

17.             shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending against any member of the King Group or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings where any such compromise or settlement (x) results in the actual expense to be incurred being no greater, individually or in the aggregate, than $10 million; and (y) does not impose any injunctive relief or otherwise limit any action or inaction other than the payment of monetary relief as set forth in this paragraph 17 by King and its Subsidiaries;

18.             shall not, and shall not permit any of its Subsidiaries to, (i) make, change or revoke any material Tax election, change any annual Tax accounting period or method of Tax accounting unless in each case required by applicable Law, (ii) settle or compromise any corporate income tax audit or proceeding relating to a material amount of Taxes, or material claim for refund, or enter into any closing or similar agreement with any Tax Authority other than entering into the process for claiming tax credits in Malta in the ordinary course consistent with past practice, or (iii) make, change or revoke any Tax election which results in any modification of the pass through or transparency status, or lack thereof, of any entity in any jurisdiction, and where such agreement to effect any of the matters set out in this paragraph 18 is sought from AB, AB will have 72 hours from receipt of any written request from King to respond in writing to such request, failing which AB will be deemed to have agreed to such action;

19.             shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure, or commit to do so, except as permitted, in excess of $35 million in aggregate;

20.             shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among King and its wholly-owned Subsidiaries or among King’s wholly-owned Subsidiaries;

21.             to the extent permitted by applicable Law, shall, and shall procure that its Subsidiaries shall, upon request by AB reasonably in advance, provide AB with reasonable access, during normal business hours and where not unduly disruptive to King’s business, to the King Group’s personnel, assets, properties, offices and other facilities, and books and records, and shall furnish AB and AB’s Representatives with such financial, operating and other information as reasonably requested by AB which is not subject to legal privilege, any confidentiality or non-disclosure provisions in favour of a third party or in relation to any King Alternative Proposal;

22.             shall, and shall procure that its Subsidiaries shall, promptly notify AB orally and in writing: upon an Executive Officer becoming actually aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by King to comply in any material respect with any material covenant or condition of this Agreement required to be complied with by it pursuant to this Agreement; and (ii) of any material Action commenced against King or any of its Subsidiaries; it being acknowledged and agreed by each of the Parties that one or more breaches of this paragraph 22 shall not permit AB to terminate this Agreement or constitute a failure of any Condition unless the cumulative effect of such matters not disclosed would have or would reasonably be expected have a material adverse effect on the King Group.

Nothing contained in this Agreement shall give AB, directly or indirectly, the right to control or direct the King Group operations prior to the Effective Date.

ANNEX

Rule 2.5 Announcement

SIGNED
for and on behalf of
KING DIGITAL ENTERTAINMENT PUBLIC LIMITED COMPANY
/s/ Sebastian Knutsson
Signature
/s/ Tjodolf Sommestad
Witness

Tjodolf Sommestad	Sebastian Knutsson
Print Name of Witness	Print Name

[Intentionally Omitted]
Print Address of Witness

SVP
Occupation of Witness

SIGNED
for and on behalf of
ABS PARTNERS, C.V. represented by its general partner ABS Partners I, LLC by
/s/ Chris B. Walther
Signature
/s/ Jeffrey A. Brown
Witness

Jeffrey A. Brown	Chris B. Walther
Print Name of Witness	Print Name

3100 Ocean Park Blvd., Santa Monica, CA 90266
Print Address of Witness

Attorney
Occupation of Witness

SIGNED
for and on behalf of
ACTIVISION BLIZZARD, INC.
/s/ Chris B. Walther
Signature
/s/ Jeffrey A. Brown
Witness
Chris B. Walther
Jeffrey A. Brown	Print Name
Print Name of Witness

3100 Ocean Park Blvd., Santa Monica, CA 90266
Print Address of Witness

Attorney
Occupation of Witness